Exhibit (i)

This document constitutes part of the prospectus relating to the following RF Micro Devices, Inc. equity incentive plans: the 1997 Key Employees’ Stock Option Plan, the 1999 Stock Incentive Plan, the 2003 Stock Incentive Plan, as amended, the RF Nitro Communications, Inc. 2001 Stock Incentive Plan, the Resonext Communications, Inc. 1999 Stock Plan and the Sirenza Microdevices, Inc. Amended and Restated 1998 Stock Plan covering securities that have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

RF MICRO DEVICES, INC.

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

DATED: JULY 10, 2009

THIS OFFER AND YOUR RIGHT TO WITHDRAW WILL EXPIRE AT
9:00 A.M. EASTERN DAYLIGHT TIME ON
FRIDAY, AUGUST 7, 2009, UNLESS WE EXTEND THIS OFFER

RF Micro Devices, Inc., which we refer to in this Offer to Exchange as “we,” “us,” the “Company” or “RFMD,” is offering eligible employees an opportunity to exchange (sometimes referred to as “tender”) some or all of such employees’ outstanding options to purchase shares of the Company’s common stock that: (i) have been granted under the 1997 Key Employees’ Stock Option Plan, the 1999 Stock Incentive Plan, the 2003 Stock Incentive Plan, as amended (the “2003 Plan”), the RF Nitro Communications, Inc. 2001 Stock Incentive Plan, the Resonext Communications, Inc. 1999 Stock Plan and the Sirenza Microdevices, Inc. Amended and Restated 1998 Stock Plan (collectively and as amended, the “Option Plans”); (ii) have an option price not less than the greater of $5.00 or the 52-week closing stock price high of RFMD’s common stock as of July 10, 2009; and (iii) are outstanding as of 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009 (such date and time, as it may be extended in our discretion, the “Closing Date”) (the “Eligible Options”) for nonqualified options for a lesser number of shares (the “New Options”) to be granted under the 2003 Plan (the “Option Exchange Program”). We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related accompanying Election Form (which together, as they may be amended or supplemented from time to time, constitute the “Offer” or “Offer to Exchange”).

The Offer is being made generally to Company employees who, as of July 10, 2009, the date the Offer commenced, are actively employed by us and have Eligible Options. However, the current Chief Executive Officer, the current Chief Financial Officer and the three next most highly compensated executive officers (the “Named Executive Officers”), members of the Board of Directors, consultants, and former and retired employees will not be eligible to participate in the Option Exchange Program. All other employees with Eligible Options generally will be eligible to participate and are collectively referred to as the “Eligible Employees.” Employees in certain non-U.S. jurisdictions may be excluded from the Option Exchange Program if their participation would be prohibited under local law. To remain eligible to tender Eligible Options for exchange and cancellation, and receive New Options, you must remain an Eligible Employee and must not have received nor have given a notice of termination prior to the date the New Options are granted (the “Grant Date”).

The Offer will expire at 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009, unless we extend the Offer. The Eligible Options surrendered will be cancelled as of the Closing Date, unless we elect to terminate the Offer in accordance with Section 6 — “Conditions of this Offer” or we elect, in our sole discretion, not to accept for surrender any or all of the Eligible Options. We will grant the New Options promptly after termination of the Offer. The Grant Date for the New Options is expected to be on the Closing Date.

If you validly tender Eligible Options for exchange and cancellation, and such Eligible Options are accepted and cancelled, pursuant to the Offer, you will receive a New Option for one share of common stock in exchange for each Eligible Option for two shares of common stock. The New Option grants will be rounded down to the nearest whole share on a grant-by-grant basis and, accordingly, New Options will not be granted for fractional shares. Each New Option will be a nonqualified stock option and will have an exercise price equal to the fair market value per share of the Company’s common stock on the Grant Date, which will be equal to the closing sales price of the

Company’s common stock as reported on the NASDAQ Global Select Market on the trading date immediately preceding the Grant Date. All New Options will be granted under the 2003 Plan and will be subject to the terms of the 2003 Plan and the related option agreement. Shares subject to Eligible Options that become available under the Option Plans due to cancellation or forfeiture will be issuable under the 2003 Plan in accordance with its terms.

For Eligible Employees, the New Options will vest and become exercisable over a two-year period, with 25% of each New Option generally becoming exercisable after each six-month period of continued service following the Grant Date. Vesting will cease upon termination of service for any reason and each New Option will have a term of four years from the Grant Date (or earlier, in the event of termination of employment). However, the New Options granted to certain executive officers of the Company (other than the Named Executive Officers, who are not eligible to participate in the Option Exchange Program) generally will, in the event of the officer’s termination other than for cause, continue to vest pursuant to the same vesting schedule and remain outstanding as if the officer had remained an employee and will be exercisable for the remaining option term (unless the administrator of the 2003 Plan determines otherwise). Other restrictions regarding vesting and the exercise of New Options will be set forth in New Option agreements to be entered into as of the Grant Date and will be governed by the 2003 Plan.

If you want to tender any of your Eligible Options, you must tender all of the applicable Eligible Option grant. This means that you may not tender only a portion of an outstanding Eligible Option grant. However, if you have more than one outstanding Eligible Option grant, you may tender all of the Eligible Options under one or more grants and choose not to tender any of the remaining grants. The term “tender” describes your act of requesting that we exchange your Eligible Options for New Options as described in this Offer to Exchange. If you tender your Eligible Options and we accept them on the Closing Date, they will be cancelled and you will no longer have any rights to them.

In addition, the Offer to Exchange is subject to the conditions described in Section 6 — “Conditions of this Offer.” This Offer is not conditioned on a minimum number of Eligible Options being tendered or a minimum number of Eligible Employees participating. However, this Offer is subject to the conditions described in Section 6, including the condition that consummation of the Offer is subject to receiving the requisite affirmative vote of the shareholders at our 2009 annual meeting. We are not making this Offer to, nor will we accept any tender of Eligible Options from or on behalf of, Eligible Employees in any jurisdiction in which this Offer to Exchange or the acceptance of any tender of Eligible Options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this Offer in any such jurisdiction.

We are making this Offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related documents attached hereto. We reserve the right to terminate (in accordance with Section 6 — “Conditions of this Offer”), extend and amend this Offer. This Offer is completely voluntary and you are under no obligation to participate. Our common stock is traded on the NASDAQ Global Select Market under the symbol “RFMD.” On July 6, 2009, the closing price of our common stock as reported on the NASDAQ Global Select Market was $3.45 per share. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether to elect to exchange your Eligible Options.

See “Risk Factors” beginning on page 10 for a discussion of risks and uncertainties that you should consider before tendering your Eligible Options.

The Offer to Exchange will not be consummated, and accordingly there will be no exchange of Eligible Options under the Option Exchange Program and the Option Exchange Program will be terminated, if the Option Exchange Program does not receive the requisite affirmative vote of shareholders at the annual meeting of shareholders on July 29, 2009 or any adjournment or postponement thereof. Even if approved by the shareholders, the Board of Directors will retain the authority, in its sole discretion, to terminate (in accordance with Section 6 — “Conditions of this Offer”), modify or amend the Option Exchange Program at any time prior to the Closing Date.

Although our Board of Directors has approved the Offer, consummation of the Offer is subject to shareholder approval and the other conditions described in this Offer to Exchange. Neither we nor our Board of Directors makes any recommendation as to whether you should tender, or refrain from tendering, any or all of your Eligible Options in the Offer. You must make your own decision whether to tender your Eligible Options.

Requests for assistance in accessing the Option Exchange Program website, www.rfmdoptionexchange.com, should be directed to a representative of Fidelity Stock Plan Services, the recordkeeper and administrative service provider for the Option Plans. U.S. Eligible Employees may call a representative of Fidelity Stock Plan Services at 1-800-544-9354, between the hours of 5:00 P.M. Sunday and midnight Friday, Eastern Daylight Time, excluding holidays of the New York Stock Exchange. Non-U.S. Eligible Employees may call a representative of Fidelity Stock Plan Services at 1-800-544-0275, after first dialing your country’s access telephone number for calls to the United States, between the hours of 8:00 A.M. and 8:00 P.M., local time, Monday through Friday, excluding holidays of the New York Stock Exchange. Other questions about the Option Exchange Program should be directed to RFMD’s Treasury Department by e-mail to “Option Exchange Coordinator” at OEC@rfmd.com or by fax to (336) 678-0360. These questions will be collected and if necessary addressed in future communications to all Eligible Employees with Eligible Options. You can find additional copies of the Offer to Exchange and any other related documents on the SEC website (http://www.sec.gov) or on the Treasury section of SharePoint (https://portal.rfmd.com). Also, additional copies of the Offer to Exchange, the Election Form, the Notice of Withdrawal and other documents relating to this Offer can be obtained by making a request: by mail to RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Treasury Department, Option Exchange Program; by phone to Brenda Hatley, Senior Treasury Analyst at (336) 931-7029; or by e-mail to OEC@rfmd.com.

IMPORTANT

You may tender some or all of your Eligible Options for exchange and cancellation, and receive New Options pursuant to the Offer, in one of two ways. If you wish to tender your Eligible Options electronically, you must submit the Election Form through the Option Exchange Program website at www.rfmdoptionexchange.com and follow the instructions provided on the website. If you are unable or choose not to submit the Election Form electronically using the Option Exchange Program website, you must complete and sign the enclosed Election Form in paper form and any other documents required by the Election Form and send them to Brenda Hatley, Senior Treasury Analyst, by hand, by interoffice mail, by facsimile ((336) 678-0360), or by regular or overnight mail (RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, NC 27409-9421, Attention: Brenda Hatley, Senior Treasury Analyst). The properly completed Election Form (whether submitted electronically or in paper form) must be received as specified above before the Offer closes at 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009, or if the Offer is extended by us in our sole discretion, the extended Closing Date. Except as described in the following sentence, the Election Form (if submitted in paper form) must be executed by the Eligible Employee who tendered the Eligible Options exactly as such Eligible Employee’s name appears on the Eligible Option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. Your Eligible Options will not be considered tendered until we receive the Election Form (whether submitted electronically or in paper form). If we do not receive your Election Form (whether submitted electronically or in paper form) by 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009, you will be deemed to have rejected this Offer. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange. The Election Form may be changed at any time before the Closing Date by submitting a new Election Form electronically through the Option Exchange Program website or delivering a new properly completed and duly executed Election Form in paper form bearing a later date.

You may withdraw a previously delivered election to tender and remove your Eligible Options from this Offer in one of two ways:

If you wish to withdraw a previously delivered election to tender which was submitted electronically via an Election Form through the Option Exchange Program website, you may either:

(i) submit a new Election Form through the Option Exchange Program website at www.rfmdoptionexchange.com, remove the checkmark in the “I elect to ‘Exchange’ my Eligible Options” box relating to each grant for which your previous election to tender is being withdrawn (or remove the checkmark in the “Exchange All Eligible Options” box if your previous election was to tender all Eligible Options) and follow the instructions provided on the website; or

(ii) deliver a properly completed and duly executed Notice of Withdrawal in paper form to Brenda Hatley, Senior Treasury Analyst, by hand, by interoffice mail, by facsimile ((336) 678- 0360), or by regular or overnight mail (RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Brenda Hatley, Senior Treasury Analyst).

If you wish to withdraw a previously delivered election to tender which was submitted via an Election Form in paper form, you may either:

(i) submit a new Election Form through the Option Exchange Program website at www.rfmdoptionexchange.com and follow the instructions provided on the website; or

(ii) deliver a properly completed and duly executed Notice of Withdrawal in paper form to Brenda Hatley, Senior Treasury Analyst, by hand, by interoffice mail, by facsimile ((336) 678-0360), or by regular or overnight mail (RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Brenda Hatley, Senior Treasury Analyst).

Your Election Form (whether submitted electronically through the Option Exchange Program website or in paper form) bearing the most recent date, or your Notice of Withdrawal, if such notice is received by us and it bears a more recent date than any of your Election Forms, received by us as of 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009 will be your final decision. Your tendered Eligible Options will not be considered withdrawn until we receive your new Election Form (submitted electronically through the Option Exchange Program website to withdraw a previously delivered election to tender Eligible Options) or your properly completed and signed Notice of Withdrawal. The Notice of Withdrawal must specify the name of the Eligible Employee who tendered the Eligible Options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be executed by the Eligible Employee who tendered the Eligible Options to be withdrawn exactly as such Eligible Employee’s name appears on the Election Form previously submitted by the Eligible Employee. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal.

Notwithstanding the above, in the event that this Offer expires and we have not accepted your tendered Eligible Options for exchange, then you have the further right to withdraw your tendered Eligible Options beginning after the 40th business day following the commencement of this Offer, which is September 3, 2009.

We intend to make the Option Exchange Program available to Eligible Employees who are located outside of the United States, except where their participation would be prohibited under local law. It is possible that modifications may be made to the terms offered to Eligible Employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons.

The Board of Directors makes no recommendations as to whether or not you should tender your Eligible Options for exchange. The Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that may be based on a variety of factors. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this Offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF RFMD. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN THE EMPLOY OF RFMD UNTIL THE GRANT DATE OR THEREAFTER. IF YOU VOLUNTARILY TERMINATE YOUR EMPLOYMENT WITH US, OR IF WE TERMINATE YOUR EMPLOYMENT FOR ANY REASON, BEFORE THE GRANT DATE, YOU WILL LOSE ALL RIGHTS TO RECEIVE ANY NEW OPTIONS AND YOUR SURRENDERED ELIGIBLE OPTIONS WILL NOT BE RETURNED TO YOU.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

v

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following summary term sheet is in question and answer format and is provided to address some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying Election Form and related materials because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the accompanying Election Form and related materials. We have included references to the relevant sections in the Offer to Exchange where you can find a more complete description of the topics in this summary.

Q.1.	What securities are we offering to exchange?

We are offering Eligible Employees an opportunity to exchange Eligible Options granted before July 10, 2009 under the Option Plans and outstanding as of the Closing Date, properly tendered and accepted for exchange in accordance with the Offer, for New Options to be granted under the 2003 Plan. See Section 1 — “Number of Eligible Options; Eligible Employees; Eligible Options; Closing Date.”

Q.2.	Who is eligible to participate in the Option Exchange Program?

Generally, employees who, as of July 10, 2009, the date the Offer commenced, are actively employed by us and have Eligible Options are eligible to participate in the Option Exchange Program. The Named Executive Officers, members of the Board of Directors, consultants and former and retired employees are not eligible to participate in the Option Exchange Program. Employees in certain non-U.S. jurisdictions also may be excluded from the Option Exchange Program if their participation would be prohibited under local law. An Eligible Employee must be employed and may not have received nor have given a notice of termination at the time the Offer to Exchange commences. Additionally, an Eligible Employee who surrenders his or her Eligible Options for exchange must also be an employee on the Grant Date in order to receive the New Options. See Section 1 — “Number of Eligible Options; Eligible Employees; Eligible Options; Closing Date.”

Q.3.	Why are we making this Offer?

We believe the Option Exchange Program is an effective means of recognizing employee contributions to our success and aligning employee and shareholder interests. Stock options historically have been, and continue to be, a key part of our employee incentive compensation and retention programs. Stock options are designed to motivate and reward employees’ efforts toward RFMD’s growth and success. However, a significant number of our employees hold stock options with exercise prices that greatly exceed the current market price of our common stock. Consequently, we believe that these options no longer provide the long-term incentive and retention objectives that they were intended to provide. The Option Exchange Program is intended to address this situation by providing Eligible Employees with an opportunity to exchange Eligible Options for New Options. See Section 2 — “Purpose of this Offer.”

Q.4.	What are the conditions of this Offer?

This Offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of this Offer. These include, among other things, shareholder approval of the Option Exchange Program. This and various other conditions are more fully described in Section 6 — “Conditions of this Offer.” The Offer is not conditioned upon a minimum number of Eligible Options being tendered or a minimum number of Eligible Employees participating. We reserve the right to terminate (in accordance with Section 6 — “Conditions of this Offer”), extend or amend this Offer.

Q.5.	What happens if RFMD’s shareholders do not approve the Option Exchange Program at the annual meeting?

The Offer will not be consummated, there will be no exchange of Eligible Options under the Option Exchange Program, and the Option Exchange Program and the Offer will be terminated if the Option Exchange Program does not receive the requisite affirmative vote of shareholders at the annual meeting scheduled to be held on July 29, 2009, or any adjournment or postponement thereof. See Section 6 — “Conditions of this Offer.”

Q.6.	How does this Offer work?

The Exchange

If you are an Eligible Employee, you will have until 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009 (unless our shareholders do not approve the Option Exchange Program or this Offer is extended or terminated in accordance with Section 6 — “Conditions of this Offer”) to make a voluntary election to exchange Eligible Options for New Options. Assuming all eligibility criteria are met, we will grant your New Options promptly after the expiration of the Offer, and the Grant Date for the New Options is expected to be on the Closing Date. The ratio of exchanged Eligible Options to New Options will be two-to-one, meaning that you will receive a New Option for one share of common stock in exchange for an Eligible Option for two shares of common stock.

Each New Option will have an exercise price equal to the fair market value per share of the Company’s common stock on the Grant Date, which will be equal to the closing sales price of the Company’s common stock as reported on the NASDAQ Global Select Market on the trading date immediately preceding the Grant Date. If you want to tender an Eligible Option grant, you must tender the Eligible Option grant in full — no partial exchanges will be permitted. However, if you have more than one outstanding Eligible Option grant, you may tender all of the Eligible Options under one or more grants and choose not to tender the Eligible Options subject to a different grant.

Vesting and Term

The New Options will be completely unvested at the time of grant and will vest and become exercisable over a two-year period, with 25% of each New Option generally becoming exercisable after each six-month period of continued service following the Grant Date. For most Eligible Employees, vesting will cease upon termination of service for any reason and each New Option will have a term of four years from the Grant Date of such New Option.

This means that for most Eligible Employees who continue to be employed by RFMD, the New Options will be fully vested and exercisable 24 months after they are granted, regardless of the vesting schedules that were applicable to the tendered Eligible Options. The above vesting schedule will apply regardless of whether the tendered Eligible Options were fully or partially vested. Your vesting and exercise rights are contingent upon continued employment through the applicable vesting date.

However, the New Options granted to certain executive officers (other than the Named Executive Officers, who are not eligible to participate in the Option Exchange Program) generally will, in the event of the officer’s termination other than for cause, continue to vest pursuant to the same vesting schedule and remain outstanding as if such officer had remained an employee and will be exercisable for the remaining New Option term (unless the administrator of the 2003 Plan determines otherwise).

Confirmation

If you choose to exchange Eligible Options, and the Eligible Options are accepted by us for exchange, you will receive a “rights letter” promptly after the Closing Date. The rights letter will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth, among other things, the number of shares of our common stock that your New Options may entitle you to purchase.

Q.7.	Must I participate in the Option Exchange Program?

No. Participation in the Option Exchange Program is completely voluntary. If you choose not to participate, you will keep all of your existing options, you will not receive any New Options under the Option Exchange Program and no changes will be made to the terms of your current options. However, if the Offer remains open for 30 days or more, you may be deemed to have modified any Eligible Options which were designated as incentive stock options (even if you choose not to participate in the Option Exchange Program), which may have adverse tax consequences to you. See “Risk Factors — Tax-Related Risks” below.

Q.8.	How should I decide whether or not to exchange my Eligible Options for New Options?

RFMD is providing information to assist you in making your own informed decision, but is not making any recommendation as to whether you should or should not participate in the Option Exchange Program. You should contact your own outside legal counsel, accountant and/or financial advisor for further advice. No one from RFMD is, or will be, authorized to provide you with additional information in this regard. In connection with making your decision, you should also review the Risk Factors that appear after this Summary Term Sheet and those that appear in our Annual Report on Form 10-K for the fiscal year ended March 28, 2009.

Q.9.	Why isn’t the exchange ratio 1-to-1 for all Eligible Options?

We believe the exchange ratio must balance the interests of both our Eligible Employees and our shareholders. As a result, in order to make the Option Exchange Program more acceptable to our shareholders, we have designed it so that, on an aggregate basis, the value of the Eligible Options being exchanged is expected to be the same as or greater than the value of the New Options to be issued at the time of grant. Under our option pricing model, this means that you would receive New Options for fewer shares than the number of shares subject to Eligible Options you elect to surrender in the Option Exchange Program.

The values of Eligible Options and New Options were determined based on the use of a binomial valuation model that takes into account a number of variables, including current stock price, stock volatility, risk-free rate of return, historical dividend yield and the expected terms of the options being valued.

Q.10.	Why can’t you just grant Eligible Employees more options?

We designed the Option Exchange Program to avoid the dilution in ownership to our shareholders that would result if we granted Eligible Employees additional options to supplement their out-of-the-money options.

Q.11.	What options are eligible for exchange in the Option Exchange Program?

RFMD stock options granted under the Option Plans that have an option price not less than the greater of $5.00 or the 52-week closing stock price high of our common stock as of July 10, 2009 are eligible for exchange in the Offer as long as such options are outstanding on the date the Offer commences and on the Closing Date.

Q.12.	How do I find out how many Eligible Options I have and what their exercise prices are?

You may refer to the list of your Eligible Options as of July 10, 2009, including the number of option grants that you have, their grant dates (and remaining term), exercise prices, number of shares subject to vested and unvested portions of the options, available on the Option Exchange Program website at www.rfmdoptionexchange.com or otherwise distributed to you. If you are unable to access the website or wish to obtain additional copies of your option information, you may contact Brenda Hatley, Senior Treasury Analyst, at (336) 931-7029 to request that information.

Q.13.	Can I exchange Eligible Options that I have already fully exercised?

No. This Offer applies only to Eligible Options that are outstanding on the date the Offer commences and on the Closing Date — an Eligible Option grant that has been fully exercised is no longer outstanding.

Q.14.	If I choose to participate in the Option Exchange Program, can I exchange partial Eligible Option grants?

No. Each New Option issued through the Option Exchange Program will only be granted if the Eligible Option grant is surrendered in whole. You will be able to elect to exchange as few or as many of your Eligible Option grants as you wish. However, if you elect to exchange an Eligible Option grant, you must exchange the Eligible Option grant in full — no partial exchanges will be permitted. If you exercise an Eligible Option grant in its entirety, that grant is no longer outstanding and would therefore not be eligible for exchange under the Option Exchange Program.

Q.15.	Can I exchange the remaining portion of an Eligible Option grant that I have already partially exercised?

Yes. If you previously exercised an Eligible Option grant in part, the remaining unexercised portion of the Eligible Option grant could be exchanged under the Option Exchange Program.

Q.16.	Can I exchange both vested and unvested Eligible Options?

Yes. You can exchange Eligible Options whether they are vested or unvested. See Question 6 for information on the vesting schedule that will apply to New Options and Section 8 — “Source and Amount of Consideration; Terms of New Options.”

Q.17.	What if I am on an authorized leave of absence on the date of this Offer or on the Grant Date?

Any Eligible Employees who are on an authorized leave of absence during the Offer period will be eligible to participate in this Offer. If you tender your Eligible Options and you are on an authorized leave of absence on the Grant Date, you will be entitled to a grant of New Options on the Grant Date (as long as eligibility requirements are still met).

Q.18.	What if my employment with RFMD ends before the Grant Date?

To receive New Options you must be employed by RFMD on the Grant Date. If you elect to participate in the Option Exchange Program and your employment terminates for any reason before the Grant Date, you will not receive any New Options.

Participation in this Offer does not confer upon you the right to remain an employee of RFMD. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of RFMD until the Grant Date.

Q.19.	What happens to my New Options if my employment with RFMD is terminated?

Generally, if an Eligible Employee’s employment with RFMD is terminated after the Grant Date, the New Options will not continue to vest and any unvested portion of the New Options will be cancelled as of the date of termination. Any vested, unexercised portion of the New Options will generally be exercisable for 90 days after termination (or 12 months in the event of termination due to death or disability). However, in the event of termination for cause, the entire New Option will be cancelled as of the date of termination (unless the plan administrator of the 2003 Plan determines otherwise). Additionally, the New Options granted to certain executive officers (other than our Named Executive Officers, who are not eligible to participate in the Option Exchange Program) generally will, in the event of the officer’s termination other than for cause, continue to vest pursuant to the same vesting schedule and remain outstanding as if the officer had remained an employee and will be exercisable for the remaining option term (unless the plan administrator of the 2003 Plan determines otherwise).

Q.20.	What happens if I tender my Eligible Options, they are accepted and cancelled in this Offer, and I die after the Closing Date of this Offer but before the Grant Date?

If you die prior to the expiration of this Offer, we will not accept your Eligible Options for cancellation and your estate or beneficiaries will retain your Eligible Options with their current terms and conditions.

If you die after the expiration of this Offer and before the Grant Date, and we have accepted your Eligible Options tendered for exchange, neither your estate nor your beneficiaries will receive New Options.

Q.21.	What happens if I tender my Eligible Options and RFMD is later subject to a change of control, such as a merger?

The New Options will include substantially the same vesting acceleration provisions, if any, as the cancelled Eligible Options they replace. With respect to the New Options, a change of control of RFMD that occurs after the Grant Date would be subject to the change of control provisions in the 2003 Plan, as amended in June 2009. The 2003 Plan was amended in June 2009 to provide that consummation, rather than shareholder approval, of certain mergers and other significant transactions must occur in order for the award to be eligible for accelerated vesting upon a change of control.

Q.22.	Are there other circumstances under which I would not be granted New Options even after I have tendered my Eligible Options and they are cancelled, and even if I continue to be otherwise eligible to receive New Options?

It is possible that even if we accept your tendered Eligible Options, we will not issue New Options to you if we are prohibited by applicable law or regulations from doing so. We will use all reasonable efforts to avoid such prohibition. Additionally, our Board of Directors has the discretion to terminate (in accordance with Section 6 — “Conditions of this Offer”), modify or amend the Option Exchange Program at any time before the program expires, even if our shareholders approve the Option Exchange Program.

Q.23.	What will the terms of the New Options be following the Offer to Exchange?

The New Options will have substantially different terms and conditions compared to the Eligible Options cancelled in this Offer, with respect to their tax classification (with respective to Eligible Options that are incentive stock options), exercise price, expiration date, vesting schedule, and the number of underlying shares of common stock. The New Options will be granted under the 2003 Plan and will be subject to the terms and conditions of the 2003 Plan and related option agreement. See Questions 24 through 26 and Section 8 — “Source and Amount of Consideration; Terms of New Options” for more information.

Q.24.	How many New Options would I receive in exchange for my tendered Eligible Options?

If the Option Exchange Program is approved by the shareholders, you would receive a New Option for one share of common stock in exchange for an Eligible Option for two shares of common stock. If you elect to exchange an Eligible Option, you must exchange the Eligible Option in full — no partial exchanges will be permitted. The New Options will be issued under the 2003 Plan and will be subject to the terms and conditions of the 2003 Plan and related option agreement.

Q.25.	What will be the exercise price of the New Options received in the Option Exchange Program?

In accordance with the 2003 Plan, the exercise price of the New Options will be equal to the fair market value per share of our common stock on the Grant Date, which will be equal to the closing sales price of our common stock as reported on the NASDAQ Global Select Market on the trading date immediately preceding the Grant Date. The Grant Date for the New Options will occur promptly after the Offer to Exchange expires and is expected to be on the Closing Date. We cannot predict the exercise price of the New Options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Eligible Options. See Section 7 — “Price Range of Common Stock” for information concerning our historical common stock price.

Q.26.	What will be the term of the New Options received in the Option Exchange Program?

Each New Option will expire four years from the Grant Date (subject to earlier termination if you terminate employment).

Q.27.	Will the tax classification of the New Options be incentive stock options or non-qualified stock options?

All New Options will be non-qualified stock options under U.S. tax laws, regardless of whether the Eligible Options were incentive stock options or non-qualified stock options. See Section 13 — “Material Tax Consequences” for information concerning the U.S. tax treatment of non-qualified stock options. The tax consequences for participating non- U.S. Eligible Employees may differ from the U.S. federal income tax consequences. See Schedule C — “A Guide to International Issues” for specific information regarding certain tax consequences for non-U.S. Eligible Employees.

Q.28.	Can you give me a hypothetical example of how this Option Exchange Program is expected to work?

The following is a hypothetical example. Remember that all New Options will be granted under our 2003 Plan, and will be subject to the terms and conditions of the 2003 Plan and related New Option agreement.

Example

If you had received a grant of an Eligible Option to purchase 100 shares at an exercise price of $50.00 per share and had not exercised any part of the grant, you would be able to exchange this Eligible Option for a New Option that would be exercisable for 50 shares (100 divided by 2) of our common stock. Irrespective of the tax classification, vesting status or term of the Eligible Option, the New Option would be a non-qualified stock option that is unvested at the Grant Date, would vest over a two-year period with 25% becoming exercisable after each six-month period of continued service, and would expire four years after the Grant Date (or upon termination of employment if earlier). The New Option would have an exercise price equal to the fair market value per share of our common stock on the Grant Date.

Q.29.	If I participate in the Option Exchange Program, when would I receive my New Options?

Our shareholders must approve the Option Exchange Program before we can complete the Option Exchange Program. Our annual meeting of shareholders is scheduled for July 29, 2009. If the Option Exchange Program is approved by the shareholders, the Option Exchange Program is expected to be completed on the Closing Date and we currently expect that the New Options will be granted on the Closing Date.

Q.30.	Will I owe taxes if I exchange my Eligible Options in the Option Exchange Program?

You should consult your own tax advisor to determine the tax consequences of tendering Eligible Options in the Option Exchange Program. See Section 13 — “Material Tax Consequences” for more information.

We believe the exchange of Eligible Options for New Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the New Options. At the time that a New Option is exercised, the Eligible Employee will have ordinary income equal to the difference between the fair market value of the underlying common stock on the date of exercise and the exercise price. The tax consequences for participating non-U.S. Eligible Employees may differ from U.S. federal income tax consequences. See Schedule C — “A Guide to International Issues” for specific information regarding certain tax consequences for non-U.S. Eligible Employees.

Q.31.	What happens if, after the Grant Date, my New Options end up being out-of-the-money?

Your Eligible Options are currently valid for 10 years from the date of initial grant, and your New Options will have a term of four years from the Grant Date. We can provide no assurance as to the possible price of our common stock at any time in the future. As of the date of this Offer to Exchange, we do not anticipate offering employees another opportunity to exchange out-of-the-money options for replacement options.

Q.32.	What happens to options that are not eligible for exchange, or that I choose not to tender, or that are not accepted for exchange in the Option Exchange Program?

The Option Exchange Program generally will have no effect on those options that are not Eligible Options or on Eligible Options that you choose not to tender, or on Eligible Options that are not accepted for exchange in the Option Exchange Program. However, if the Option Exchange Program remains open for 30 days or more, you may be deemed to have modified any Eligible Options which were designated as incentive stock options (even if you choose not to participate in the Option Exchange Program), which may have adverse tax consequences to you. See “Risk Factors — Tax-Related Risks” below.

Q.33.	If I tender Eligible Options in the Option Exchange Program, am I giving up my rights to them?

Yes. When you tender your Eligible Options and we accept them for exchange, those Eligible Options will be cancelled and you will no longer have any rights to them, even if you become ineligible to receive the New Options in exchange for the cancelled Eligible Options.

Q.34.	How long do I have to decide whether to participate in this Offer?

You have until 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009 to tender your Eligible Options in this Offer. We do not currently intend to extend this deadline, but if it is extended for any reason, we will notify you via e-mail or other form of communication as appropriate.

Q.35.	How do I tender my Eligible Options for exchange?

If you are an Eligible Employee on the date that you choose to tender your Eligible Options, you may tender your Eligible Options at any time before this Offer closes at 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009.

You may validly tender your Eligible Options pursuant to this Offer in one of two ways. If you wish to tender your Eligible Options electronically, you must submit the Election Form through the Option Exchange Program website at www.rfmdoptionexchange.com and follow the instructions provided on the website. If you are unable or choose not to submit the Election Form electronically using the Option Exchange Program website, you must complete and sign the enclosed Election Form in paper form and any other documents required by the Election Form and send them to Brenda Hatley, Senior Treasury Analyst, by hand, by interoffice mail, by facsimile ((336) 678-0360), or by regular or overnight mail (RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, NC 27409-9421, Attention: Brenda Hatley, Senior Treasury Analyst). Your Election Form may be changed at any time before the Closing Date by submitting a new Election Form electronically through the Option Exchange Program website or delivering a new properly completed and duly executed Election Form in paper form bearing a later date. Your Eligible Options will not be considered tendered until we receive the Election Form (whether submitted electronically or in paper form). We must receive your properly completed Election Form by 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009. If you miss this deadline, you will not be permitted to participate in this Offer.

Except as described in the following sentence, the Election Form (if submitted in paper form) must be executed by the Eligible Employee who tendered the Eligible Options exactly as such Eligible Employee’s name appears on the Eligible Option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange. The method of delivery is at your own option and risk. If you choose to complete, sign and deliver the Election Form in paper form, you are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

Q.36.	When and how can I withdraw previously tendered Eligible Options?

You may withdraw your tendered Eligible Options at any time before this Offer closes at 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009. If we extend this Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Closing Date.

You may validly withdraw tendered Eligible Options in one of two ways:

If you wish to withdraw a previously delivered election to tender which was submitted electronically via an Election Form through the Option Exchange Program website, you may either:

(i) submit a new Election Form through the Option Exchange Program website at www.rfmdoptionexchange.com, remove the checkmark in the “I elect to ‘Exchange’ my Eligible Options” box relating to each grant for which your previous election to tender is being withdrawn (or remove the checkmark in the “Exchange All Eligible Options” box if your previous election was to tender all Eligible Options) and follow the instructions provided on the website; or

(ii) deliver a properly completed and duly executed Notice of Withdrawal in paper form to Brenda Hatley, Senior Treasury Analyst, by hand, by interoffice mail, by facsimile ((336) 678-0360), or by regular or overnight mail (RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Brenda Hatley, Senior Treasury Analyst).

If you wish to withdraw a previously delivered election to tender which was submitted via an Election Form in paper form, you may either:

(i) submit a new Election Form through the Option Exchange Program website at www.rfmdoptionexchange.com and follow the instructions provided on the website; or

(ii) deliver a properly completed and duly executed Notice of Withdrawal in paper form to Brenda Hatley, Senior Treasury Analyst, by hand, by interoffice mail, by facsimile ((336) 678-0360), or by regular or overnight mail (RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Brenda Hatley, Senior Treasury Analyst).

Your Election Form (whether submitted electronically through the Option Exchange Program website or in paper form) bearing the most recent date, or your Notice of Withdrawal, if such notice is received by us and it bears a more recent date than any of your Election Forms, received by us as of 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009 will be your final decision. Your tendered Eligible Options will not be considered withdrawn until we receive your new Election Form (submitted electronically through the Option Exchange Program website to withdraw a previously delivered election to tender Eligible Options) or your properly completed and signed Notice of Withdrawal. The Notice of Withdrawal must specify the name of the Eligible Employee who tendered the Eligible Options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be executed by the Eligible Employee who tendered the Eligible Options to be withdrawn exactly as such Eligible Employee’s name appears on the Election Form previously submitted by the Eligible Employee. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal.

We must receive your new Election Form (submitted electronically through the Option Exchange Program website to withdraw a previously delivered election to tender Eligible Options) or your properly completed and signed Notice of Withdrawal by 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009. If you miss this deadline but remain an employee of RFMD, any previously tendered Eligible Options will be cancelled and exchanged pursuant to this Offer. The method of delivery is at your option and risk. If you choose to complete, sign and deliver the Notice of Withdrawal, you are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Q.37.	When will I receive my New Option grant agreement?

We expect that you will receive your New Option agreement as soon as practicable after the Grant Date.

Q.38.	How will I know whether you have received my Election Form or Notice of Withdrawal?

If you submit the Election Form electronically through the Option Exchange Program website at www.rfmdoptionexchange.com, a “pop up” box will be generated on the website confirming the receipt of your Election Form. At that time you can print a copy of your Election Form and the confirmation of receipt for your records.

If you submit an Election Form in paper form or submit a Notice of Withdrawal, we will send you an e-mail or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the Closing Date.

Q.39.	What will happen if I do not return my Election Form by the deadline, or if I elect not to tender my Eligible Options for exchange in the Option Exchange Program?

If you do not turn in your Election Form by the deadline, then all Eligible Options held by you will remain intact at their original exercise price and on their original terms. If you prefer not to tender any of your Eligible Options for exchange in the Option Exchange Program, you do not need to return any forms to us.

Q.40.	Am I eligible to receive future grants if I participate in the Option Exchange Program?

We intend to continue to review our equity-based incentive programs from time-to-time. Participation or non-participation in the Option Exchange Program is not expected to affect your eligibility for future equity or other incentives.

Q.41.	What if I have any questions regarding this Offer, or if I need additional copies of this Offer to Exchange or any documents attached hereto or referred to herein?

Requests for assistance in accessing the Option Exchange Program website, www.rfmdoptionexchange.com, should be directed to a representative of Fidelity Stock Plan Services, the recordkeeper and administrative service provider for the Option Plans. U.S. Eligible Employees may call a representative of Fidelity Stock Plan Services at 1-800-544-9354, between the hours of 5:00 P.M. Sunday and midnight Friday, Eastern Daylight Time, excluding holidays of the New York Stock Exchange. Non-U.S. Eligible Employees may call a representative of Fidelity Stock Plan Services at 1-800-544-0275, after first dialing your country’s access telephone number for calls to the United States, between the hours of 8:00 A.M. and 8:00 P.M., local time, Monday through Friday, excluding holidays of the New York Stock Exchange. Other questions about the Option Exchange Program should be directed to RFMD’s Treasury Department by e-mail to “Option Exchange Coordinator” at OEC@rfmd.com or by fax to (336) 678-0360. These questions will be collected and if necessary addressed in future communications to all Eligible Employees with Eligible Options. You can find additional copies of the Offer to Exchange and any other related documents on the SEC website (http://www.sec.gov) or on the Treasury section of SharePoint (https://portal.rfmd.com). Also, additional copies of the Offer to Exchange, the Election Form, the Notice of Withdrawal and other documents relating to this Offer can be obtained by making a request: by mail to RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Treasury Department, Option Exchange Program; by phone to Brenda Hatley, Senior Treasury Analyst at (336) 931-7029; or by e-mail to OEC@rfmd.com.

RISK FACTORS

Participation in this Offer involves a number of potential risks and uncertainties, including those described below. You should carefully consider the risks and uncertainties described below and the risk factors under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 28, 2009, filed on May 27, 2009 and incorporated herein by reference. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in this Offer. In addition, we strongly urge you to read all of the materials relating to this Offer before deciding whether or not to tender your Eligible Options for exchange.

Economic Risks

Your New Options will have fewer underlying shares of common stock than the Eligible Options you tender for cancellation.

Your New Options will be exercisable for one-half of the number of shares of common stock into which your Eligible Options were exercisable. As a result, depending on the market price of our common stock, you may benefit more from holding your Eligible Options than by exchanging them for New Options. Accordingly, it is important for you to evaluate this offer based on your assessment of RFMD’s future stock price, the specific options you currently hold and other applicable risk factors before deciding whether to elect to exchange your Eligible Options. We advise you to consult with your financial advisor(s) regarding the potential benefits of holding your Eligible Options at different market prices for our common stock.

Your New Options will be subject to a new vesting schedule.

Regardless of the vested status of the Eligible Options that you tender, your New Options will be subject to a new vesting schedule. They will not be vested at all upon grant, and the first vesting date will not occur until six months after the Grant Date. Participation in the Option Exchange Program does not provide any guarantee or promise of continued employment with RFMD. If your employment with us terminates, your New Options may be forfeited unvested or may be vested for a lesser percentage than the Eligible Options that were cancelled. In addition, your New Options will have a four-year term (subject to earlier termination if you terminate employment). Some or all of your Eligible Options may have longer remaining option periods. You should refer to your option information available on the Option Exchange Program website at www.rfmdoptionexchange.com or otherwise distributed to you for additional information about the remaining option periods of your Eligible Options. If you are unable to access the website or wish to obtain additional copies of your option information, you may contact Brenda Hatley, Senior Treasury Analyst, at (336) 931-7029 to request that information.

If the market price of our common stock increases after the date you tender your Eligible Options for exchange and they are accepted and cancelled, the New Options that you receive in exchange for them might be worth less than the Eligible Options.

The per share exercise price of any New Options granted to you in return for your tendered Eligible Options will be equal to the fair market value per share of our common stock on the Grant Date, which is equal to the closing sales price for our common stock as reported by the NASDAQ Global Select Market on the trading date immediately preceding the Grant Date. Before the Grant Date, our common stock could increase in value, and the exercise price of the New Options could be higher than the exercise price of Eligible Options cancelled as part of this Offer.

If the market price of our common stock increases after the Grant Date of the New Options, the economic value of the New Options might be worth less than the economic value of the Eligible Options had they not been exchanged.

As the Option Exchange Program is based on a two-for-one exchange ratio with new vesting and term provisions, it is possible that in the future your exchanged Eligible Options could be more economically valuable than the New Options received in the Option Exchange Program.

Tax-Related Risks

Your New Options will be non-qualified options under U.S. tax laws.

Regardless of whether the Eligible Options tendered in the Offer are incentive stock options or non-qualified stock options, all New Options will be non-qualified stock options under U.S. tax laws. See Section 13 — “Material Tax Consequences” for information concerning the U.S. tax treatment of non-qualified stock options. The tax consequences for participating non-U.S. Eligible Employees may differ from the U.S. federal income tax consequences. See Schedule C — “A Guide to International Issues” for specific information regarding certain tax consequences for non-U.S. Eligible Employees.

Even if you elect not to participate in the Option Exchange Program, your incentive stock options may be affected.

We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the Option Exchange Program. We also believe that the Option Exchange Program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the Option Exchange Program. We currently anticipate that the Offer to Exchange will not remain open for 30 days or more. However, the terms of the Offer to Exchange allow us, at our discretion, to have the Offer to Exchange remain open for 30 or more days.

Should the Offer to Exchange remain open for 30 days or more, you may be deemed to have a “modified option” pursuant to certain provisions of the Internal Revenue Code of 1986, as amended (the “Code”), even if you choose not to participate in the Offer to Exchange. Such modified option will contain all the prior terms of the existing option, except that the date of the grant of the option will be deemed to be the first day of the Offer to Exchange. The exercise of an incentive stock option generally will not result in taxable income to you (with the possible exception of alternative minimum tax liability) if you do not dispose of the shares received upon exercise of the option less than one year after the date of exercise and two years after the date of grant, and you are continuously an employee of RFMD from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). The modification described above will mean that this holding period will begin anew as of the first day of the Offer to Exchange. Therefore, should (1) the Offer be held open 30 days or more, and (2) you dispose of the stock underlying an incentive stock option prior to the satisfaction of the new holding periods (two years from the first day of the Offer to Exchange and one year from exercise of the option), you may be taxed as if you received compensation in the year of the disposition. You must treat gain realized in the premature disposition as ordinary income to the extent of the lesser of (1) the fair market value of the stock on the date of exercise minus the option price; or (2) the amount realized on disposition of the stock minus the option price. Any gain in excess of these amounts will be treated as either short-term or long-term capital gain. In such a case, the Company is generally entitled to deduct, as compensation paid, the amount of ordinary income realized by you.

If you are a resident of the United States but subject to foreign tax laws, there may be tax and social insurance consequences for participating in this Offer.

If you are residing in the United States, but are also subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences that may apply to you. See Schedule C — “A Guide to International Issues” for specific information regarding certain tax consequences for non-U.S. Eligible Employees. You should be certain to consult your own tax advisor(s) to discuss the potential consequences to you from participating in the Option Exchange Program.

THIS OFFER

Section 1.  Number of Eligible Options; Eligible Employees; Eligible Options; Closing Date.

Upon the terms and subject to the conditions of this Offer, we are making an offer to Eligible Employees to exchange some or all of their Eligible Options for New Options with an exercise price equal to the fair market value per share of our common stock on the Grant Date, which is equal to the closing price of RFMD’s common stock as reported by the NASDAQ Global Select Market on the trading date immediately preceding the Grant Date, and which are properly tendered by Eligible Employees in accordance with Section 3 — “Procedures for Tendering Eligible Options” (and not validly withdrawn pursuant to Section 4 — “Withdrawal Rights”) before the Closing Date and cancelled in this Offer. All New Options issued upon completion of the Option Exchange Program and in accordance with the terms of the Offer will be granted under the 2003 Plan, and shares subject to Eligible Options that become available under the Option Plans due to cancellations or forfeitures will be issuable under the 2003 Plan in accordance with its terms.

If you want to tender any of your Eligible Options, you must tender all Eligible Options under the applicable Eligible Option grant. This means that you may not tender only a portion of an outstanding Eligible Option grant. However, if you have more than one outstanding Eligible Option grant, you may tender all of the Eligible Options under such grant and choose not to tender the Eligible Options subject to a different grant. If you tender your Eligible Options and we accept them at the closing of this Offer, you will no longer have any rights to them.

The Offer will be open to all Eligible Employees. The Named Executive Officers, members of the Board of Directors, consultants, and former and retired employees will not be eligible to participate in the Option Exchange Program.

You will not be eligible to tender Eligible Options if your employment with RFMD is terminated for any reason prior to the Closing Date or receive New Options if your employment with RFMD is terminated for any reason prior to the Grant Date, including due to retirement, disability or death. An employee who is on an authorized leave of absence and is otherwise an Eligible Employee on such date will be eligible to tender Eligible Options prior to the Closing Date. If you tender your Eligible Options and they are accepted and cancelled in this Offer and you are on an authorized leave of absence on the Grant Date, you will be entitled to a grant of New Options on that date as long as you are otherwise eligible to receive New Options on such date. Leave is considered “authorized” if it was approved in accordance with policies or practices of RFMD.

Accordingly, if for any reason, you are not an employee of RFMD on the Grant Date, you will not receive any New Options or any other consideration in exchange for your tendered Eligible Options that we have accepted for exchange and you will not have any right to reclaim the Eligible Options you tendered, even if the Eligible Options you tendered were fully or partially vested.

Participation in this Offer does not confer upon you the right to remain an employee of RFMD. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of RFMD until the Grant Date.

If all of your Eligible Options are properly tendered and cancelled in this Offer and you are entitled to receive New Options, you will receive a New Option for one share of common stock for each Eligible Option for two shares of common stock cancelled in the exchange.

This Offer is scheduled to expire at 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009, referred to as the Closing Date, unless and until we, in our sole discretion, extend the Closing Date. See Section 14 — “Extension of Offer; Termination; Amendment” for a description of our rights to extend, terminate and amend this Offer.

For purposes of this Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight Eastern Daylight Time.

Section 2.  Purpose of this Offer.

We are making this Offer for incentive and compensatory purposes. Stock options historically have been a key part of our employee incentive compensation and retention programs. The stock options that we granted were designed to motivate and reward employees’ efforts toward the Company’s growth and success. By granting stock options to talented employees, we intend to align their interests with the interests of our shareholders, provide incentives for them to grow long-term shareholder value and encourage their long-term employment.

As a result of the deteriorating global macroeconomic conditions, particularly in recent months, and the resulting decline in the stock price of technology companies in general and the Company in particular, a significant number of our employees hold stock options with exercise prices that exceed the current market price of our common stock. Consequently, we believe that these options may no longer provide the long-term incentive and retention objectives that they were intended to provide. The Option Exchange Program is intended to address this situation by providing employees with an opportunity to exchange Eligible Options for New Options.

We believe the Option Exchange Program will provide us with an opportunity to motivate our workforce to achieve future growth. By realigning the exercise prices of previously-granted stock options with the current value of our common stock, we believe that the options outstanding under the Option Plans will again become important tools to help motivate and retain our existing employees and continue to align their interests with those of our shareholders.

To balance our employee motivation and retention objectives and simultaneously protect the interests of our shareholders, the Option Exchange Program is designed to reduce the number of shares subject to outstanding stock options immediately following the grant of New Options by having the Eligible Employees receive options for fewer shares than they surrender in the Option Exchange Program. In addition, based on the design of the Option Exchange Program, the value of the Eligible Options surrendered, on an aggregate basis, is expected to be greater than or equal to the value of the New Options granted.

The Option Exchange Program is also intended to match the financial expense incurred by the Company with delivery of value to the employee. Without the Option Exchange Program we will continue to recognize compensation expense for options with high exercise prices that have little or no retention or incentive value. The Option Exchange Program is designed to allow us to make more efficient use of our non-cash compensation cost.

While we hope that this Offer will ameliorate the current disparity between the market price of our common stock and the exercise price of Eligible Options, given the volatile and unpredictable nature of the economy and stock market, we cannot guarantee that the New Options will have a more favorable exercise price than the Eligible Options you may elect to tender.

Subject to the foregoing, and except as otherwise disclosed in this Offer, and other than transactions among or between us and our affiliates, we presently have no plans, proposals or negotiations that relate to or would result in:

(a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiaries;

(c) any material change in our present dividend rate or policy, indebtedness or capitalization;

(d) any change in our present Board of Directors or management or management contracts, other than changes in the number or term of directors or to fill any existing board vacancies, or as may otherwise occur in the ordinary course of business;

(e) any other material change in our corporate structure or business;

(f) the delisting of our common stock from the NASDAQ Global Select Market;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (which we refer to herein as the “Exchange Act”);

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i) the acquisition by any person of our securities or the disposition of any of our securities, other than our employees, directors, executive officers and consultants who may: (i) acquire or dispose of securities and/or rights to our securities pursuant to existing or future equity awards; (ii) make purchases of our securities through our employee stock purchase plan; or (iii) make purchases or sales pursuant to existing or future trading plans that have been structured to comply with Rule 10b5-1 under the Exchange Act; or

(j) any change in our Articles of Incorporation or Amended and Restated Bylaws, or any actions that may impede the acquisition of control of us by any person.

We do not make any recommendation as to whether you should tender your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own financial and tax advisors. You must make your own decision whether to tender your Eligible Options for exchange.

Section 3.  Procedures For Tendering Eligible Options.

If you are an Eligible Employee on the date that you choose to tender Eligible Options, you may tender your Eligible Options at any time before the Closing Date. If we extend this Offer beyond that time, you may tender your Eligible Options at any time until the extended Closing Date, if you are an Eligible Employee on the date you tender. If you want to tender any of your Eligible Options, you must tender all Eligible Options relating to the applicable Eligible Option grant. This means that you may not tender only a portion of an outstanding Eligible Option grant. However, if you have more than one outstanding Eligible Option grant, you may tender all of the Eligible Options under one or more grants and choose not to tender the Eligible Options subject to a different grant.

Proper Tender of Eligible Options.  You may tender some or all of your Eligible Options pursuant to this Offer in one of two ways. If you wish to tender your Eligible Options electronically, you must submit the Election Form through the Option Exchange Program website at www.rfmdoptionexchange.com and follow the instructions provided on the website. If you are unable or choose not to submit the Election Form electronically using the Option Exchange Program website, you must complete and sign the enclosed Election Form in paper form and any other documents required by the Election Form and send them to Brenda Hatley, Senior Treasury Analyst, by hand, by interoffice mail, by facsimile to (336) 678-0360, or by regular or overnight mail (RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, NC 27409-9421, Attention: Brenda Hatley, Senior Treasury Analyst). The properly completed Election Form (whether submitted electronically or in paper form) must be received as specified above before the Offer closes at 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009, or if the Offer is extended by us in our sole discretion, the extended Closing Date.

Except as described in the following sentence, the Election Form (if submitted in paper form) must be executed by the Eligible Employee who tendered the Eligible Options exactly as such Eligible Employee’s name appears on the Eligible Option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange. The Election Form may be changed at any time before the Closing Date by submitting a new Election Form electronically through the Option Exchange Program website or delivering a new properly completed and duly executed Election Form in paper form bearing a later date.

Your Eligible Options will not be considered tendered until we receive the Election Form (whether submitted electronically or in paper form). We must receive your properly completed Election Form (whether submitted electronically or in paper form) by 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009. The method of delivery is at your own option and risk. If you choose to complete, sign and deliver the Election Form in paper form, you are responsible for making sure that the Election Form is timely delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our sole discretion, the number of shares subject to Eligible Options and all questions as to form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Options. Our determination of these matters will be final. We reserve the right to reject any or all tenders of Eligible Options. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of this Offer or any defect or irregularity in any tender with respect to any particular Eligible

Options or any particular Eligible Employee. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Employee or waived by us. Neither RFMD nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice. We do not at this time anticipate making future offers similar to the Offer, and we will strictly enforce this offer period, subject only to any extension of the Closing Date that we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement.  Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 — “Withdrawal Rights” and our acceptance of your tendered Eligible Options in accordance with Section 5 — “Acceptance of Eligible Options for Exchange; Issuance of New Options.” Our acceptance for exchange of Eligible Options tendered by you pursuant to this Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this Offer.

Subject to our rights to terminate (in accordance with Section 6 — “Conditions of this Offer”), extend and amend this Offer, we currently expect that we will accept and cancel, as of the Closing Date, all properly tendered Eligible Options that have not been validly withdrawn.

Section 4.  Withdrawal Rights.

You may withdraw your tendered Eligible Options only in accordance with the provisions of this Section 4. You may withdraw your tendered Eligible Options at any time before this Offer closes at 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009. If we extend this Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Closing Date. In addition, although we intend to accept all validly tendered options immediately after the expiration of this Offer, if we have not accepted your options within 40 business days of the commencement of this Offer, you may withdraw your tendered options at any time thereafter.

You may validly withdraw previously tendered Eligible Options in one of two ways:

If you wish to withdraw a previously delivered election to tender which was submitted electronically via an Election Form through the Option Exchange Program website, you may either:

(i) submit a new Election Form through the Option Exchange Program website at www.rfmdoptionexchange.com, remove the checkmark in the “I elect to ‘Exchange’ my Eligible Options” box relating to each grant for which your previous election to tender is being withdrawn (or remove the checkmark in the “Exchange All Eligible Options” box if your previous election was to tender all Eligible Options) and follow the instructions provided on the website; or

(ii) deliver a properly completed and duly executed Notice of Withdrawal in paper form to Brenda Hatley, Senior Treasury Analyst, by hand, by interoffice mail, by facsimile ((336) 678-0360), or by regular or overnight mail (RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Brenda Hatley, Senior Treasury Analyst).

If you wish to withdraw a previously delivered election to tender which was submitted via an Election Form in paper form, you may either:

(i) submit a new Election Form through the Option Exchange Program website at www.rfmdoptionexchange.com and follow the instructions provided on the website; or

(ii) deliver a properly completed and duly executed Notice of Withdrawal in paper form to Brenda Hatley, Senior Treasury Analyst, by hand, by interoffice mail, by facsimile ((336) 678-0360), or by regular or overnight mail (RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Brenda Hatley, Senior Treasury Analyst).

Your Election Form (whether submitted electronically through the Option Exchange Program website or in paper form) bearing the most recent date, or your Notice of Withdrawal, if such notice is received by us and it bears a more recent date than any of your Election Forms, received by us as of 9:00 A.M. Eastern Daylight Time on Friday,

August 7, 2009 will be your final decision. The Notice of Withdrawal must specify the name of the Eligible Employee who tendered the Eligible Options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be executed by the Eligible Employee who tendered the Eligible Options to be withdrawn exactly as such Eligible Employee’s name appears on the Election Form previously submitted by the Eligible Employee. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal.

Your tendered Eligible Options will not be considered withdrawn until we receive your new Election Form (submitted electronically through the Option Exchange Program website to withdraw a previously delivered election to tender Eligible Options) or your properly completed and duly executed Notice of Withdrawal. We must receive your new Election Form or your properly completed and duly executed Notice of Withdrawal by 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009. If you miss this deadline but remain an employee of RFMD, any previously tendered Eligible Options will be cancelled and exchanged pursuant to this Offer. The method of delivery is at your own option and risk. If you choose to complete, sign and deliver the Notice of Withdrawal, you are responsible for making sure that the Notice of Withdrawal is timely delivered to the person indicated above. You must allow for delivery time based on the method of delivery you choose to ensure that we receive your Notice of Withdrawal on time.

Any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of this Offer unless and until you properly re-tender those Eligible Options before the Closing Date by again following the procedures described in Section 3 — “Procedures for Tendering Eligible Options.”

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal or new Election Form, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of any Notice of Withdrawal or new Election Form. Our determination of these matters will be final.

Section 5.  Acceptance of Eligible Options For Exchange; Issuance of New Options.

We reserve the right to terminate (in accordance with Section 6 — “Conditions of this Offer”), extend or amend this Offer. However, we currently expect that we will accept and cancel all properly tendered Eligible Options that have not been withdrawn by the Closing Date, upon the terms and subject to the conditions of this Offer. The Grant Date for the New Options will occur promptly after the Offer to Exchange expires and is expected to be on the Closing Date. See Section 1 — “Number of Eligible Options; Eligible Employees; Eligible Options; Closing Date” for details regarding eligibility requirements.

For purposes of this Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered and not properly withdrawn as, if and when we give notice to the Eligible Employees of our acceptance for exchange of such Eligible Options. If you are an Eligible Employee and your Eligible Options are properly tendered and accepted by us for exchange, you will receive a “rights letter” promptly after the Closing Date. The rights letter will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth, among other things, the number of shares of our common stock that your New Options will entitle you to purchase.

We expect that you will receive your New Option agreement as soon as practicable after the Grant Date.

If, for any reason, you are not an employee of RFMD on the Grant Date, you will not receive any New Options or any other consideration in exchange for your tendered Eligible Options that we have accepted for exchange and you will not have any right to reclaim the Eligible Options you tendered, even if the Eligible Options you tendered were fully or partially vested.

Participation in this Offer does not confer upon you the right to remain an employee of RFMD. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of RFMD until or after the Grant Date.

Section 6.  Conditions of this Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend this Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Closing Date, any of the following events has occurred:

(a) the proposal to approve the Option Exchange Program is not approved by the requisite vote of shareholders at the annual meeting scheduled to be held on July 29, 2009 or any adjournment or postponement thereof;

(b) any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the cancellation of some or all of the Eligible Options tendered for exchange, the issuance of New Options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company, or otherwise materially impair in any way the contemplated future conduct of our business;

(c) any action is threatened, pending or taken, or any approval, exemption or consent is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(i) make it illegal for us to accept some or all of the tendered Eligible Options for exchange, or to issue some or all of the New Options, or otherwise restrict or prohibit consummation of this Offer or otherwise relate in any manner to this Offer;

(ii) require that we obtain additional shareholder approval of this Offer;

(iii) delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange or to grant New Options for some or all of the tendered Eligible Options; or

(iv) materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair the conduct of our business.

(d) in our reasonable judgment, any (i) change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or share ownership (including as a result of any changes in law or accounting principles), or (ii) governmental or legal action or proceeding, law or regulation that were unanticipated by the Company and are material to us or materially impair the benefits, or materially increase the burden, of the Offer to us;

(e) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(f) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

(g) a tender or exchange offer with respect to some or all of our capital stock, or a merger or acquisition proposal for or by us, is proposed, announced or is publicly disclosed.

The conditions to this Offer are for our benefit. We may assert them in our sole discretion prior to the Closing Date regardless of the circumstances giving rise to them, other than acts or omissions to act by us. We may waive them, in whole or in part, at any time and from time to time prior to the Closing Date, in our sole discretion, whether or not we waive any other condition to this Offer. Any determination we make concerning the events described in this Section 6 will be final. Notwithstanding anything set forth in this Section 6, this Offer may be terminated at any time, even after the Closing Date, if approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our New Options or underlying shares as contemplated herein, is unavailable or revoked.

Section 7.  Price Range of Common Stock.

Our outstanding Eligible Options give Eligible Employees the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock trades on the NASDAQ Global Select Market under the symbol “RFMD.” The following table shows the high and low sales prices for our common stock as reported by NASDAQ for the quarterly periods during the fiscal years ended March 29, 2008, and March 28, 2009, and for the first fiscal quarter of fiscal 2010.

Fiscal 2008	High	Low

First Quarter	$6.76	$6.00
Second Quarter	7.28	5.57
Third Quarter	7.46	5.40
Fourth Quarter	5.82	2.52

Fiscal 2009	High	Low

First Quarter	$4.27	$2.66
Second Quarter	3.98	2.60
Third Quarter	3.12	0.70
Fourth Quarter	1.44	0.73

Fiscal 2010	High	Low

First Quarter	$3.89	$1.33

As of the close of business on July 6, 2009, there were 267,516,412 shares of RFMD common stock outstanding. On July 6, 2009, the last reported sales price for our common stock as reported on the NASDAQ Global Select Market was $3.45 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your Eligible Options.

Section 8.  Source and Amount of Consideration; Terms of New Options.

Consideration.  Subject to the terms of this Offer, we will issue New Options to purchase our common stock under the 2003 Plan to Eligible Employees on the Grant Date, in exchange for Eligible Options properly tendered, accepted by us and cancelled. A New Option to purchase one share of common stock will granted for each Eligible Option to purchase two shares of common stock surrendered. New Options will be rounded down to the nearest whole share on a grant-by-grant basis. Accordingly, New Options will not be issued for fractional shares.

If we receive and accept tenders of all currently outstanding Eligible Options, we expect that we will issue New Options exercisable into an aggregate of approximately 6.0 million shares of our common stock. The shares underlying Eligible Options that are tendered for exchange and accepted and cancelled by us will be returned to the 2003 Plan and available for future awards.

Terms of New Options.  The New Options will be granted under the 2003 Plan. The New Options will have substantially different terms and conditions compared to the Eligible Options cancelled in this Offer, with respect to their tax classification (with respect to Eligible Options that are incentive stock options), exercise price, expiration date, vesting schedule, and the number of underlying shares of common stock. Promptly after the Grant Date, we will deliver a “rights letter” that will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth, among other things, the number of shares of our common stock that your New Options will entitle you to purchase. The grant of New Options pursuant to this Offer will not create any contractual or other right of the Eligible Employees to receive any future grants of stock options or benefits in lieu of stock options or any right of continued employment.

The terms and conditions of your Eligible Options are set forth in the Option Plans under which they are currently outstanding. Copies of each of the Option Plans are maintained on the RFMD Treasury Department pages of the RFMD intranet site at http://rfmdweb/newintranet. The description of the New Options set forth herein is only a summary of some of the material provisions of the 2003 Plan under which they will be issued and is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 2003 Plan and the forms of New Option agreements for both Eligible Employees and Eligible Employees who are senior officers under the 2003 Plan, all of which are filed as exhibits to the Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. See Section 16 — “Additional Information” for a discussion of how to obtain copies of the Option Plans, including the 2003 Plan, and the forms of New Option agreements.

Eligible Participants.  Our employees, directors and independent contractors are eligible to receive awards under the 2003 Plan if selected by the 2003 Plan administrator to participate. In addition, awards may be granted to persons who are otherwise eligible to participate in the 2003 Plan and who are subject to the laws of foreign countries or jurisdictions. Awards granted to such persons may be subject to terms and conditions different from those specified in the 2003 Plan.

Awards.  The 2003 Plan permits the granting of stock options that are incentive stock options within the meaning of Section 422 of the Code, and non-qualified stock options (stock options that do not qualify as incentive stock options). Certain Eligible Options subject to this Offer are incentive stock options to the extent they so qualify under Code Section 422. All New Options that may be granted pursuant to this Offer will be non-qualified stock options. The 2003 Plan also permits the grant of stock appreciation rights (“SARs”); restricted awards in the form of restricted stock awards and restricted stock units; and performance awards in the form of performance shares and performance units, none of which will be exchanged or issued under the Option Exchange Program.

Administration.  The 2003 Plan is administered by our Board of Directors or, upon its delegation, by the Compensation Committee of the Board. Subject to certain restrictions, the Board of Directors or Compensation Committee may delegate to one or more of our officers the authority to assist with the administration of the 2003 Plan. The term “2003 Plan administrator” includes the Board, the Compensation Committee or the designated officers, if acting in an administrative capacity. Subject to the 2003 Plan terms, the 2003 Plan administrator has full authority in its discretion to take any action with respect to the 2003 Plan, including the authority to fashion the terms of grants, as it deems appropriate. The 2003 Plan administrator also selects the persons to whom awards may be granted.

Term and Termination.  The term of each option granted under the 2003 Plan is fixed by the 2003 Plan administrator, but may not exceed 10 years. The New Options to be granted pursuant to this Offer will terminate four years from the Grant Date of the New Options (or earlier, in the event of the participant’s termination of employment). Typically, options will remain exercisable upon the termination of employment, whether for retirement or otherwise, for a period of 90 days after the termination date, to the extent they were vested on the date of termination. However, in the event of termination for cause, the entire New Option will be cancelled as of the date of termination (unless the 2003 Plan administrator determines otherwise). In the case of termination due to death or disability, the option, to the extent vested on the date of such termination, will remain exercisable for one year after such date. In most cases, no part of an option can be exercised after these post-termination exercise periods. However, the New Options granted to certain executive officers (other than the Named Executive Officers, who are not eligible to participate in the Option Exchange Program) generally will, in the event of the officer’s termination other than for cause, continue to vest and be exercisable for the remaining option term (unless the 2003 Plan administrator determines otherwise).

Exercise Price.  The exercise price of options granted under the 2003 Plan is determined by the 2003 Plan administrator, but cannot be less than the fair market value of our common stock as determined on the date of the grant. The exercise price of the New Options to be granted pursuant to this Offer will be equal to the fair market value per share of our common stock on the Grant Date, which will be equal to the closing sales price of the common stock as reported by the NASDAQ Global Select Market on the trading date immediately preceding the Grant Date. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your Eligible Options.

Underlying Shares.  The number of shares subject to purchase under the New Options will be less than the Eligible Options cancelled in exchange. For each Eligible Option for two shares of common stock surrendered, a New Option for one share of common stock will be granted.

Vesting and Exercise.  The 2003 Plan administrator determines at what time or times each option may be exercised. The New Options will be granted under the 2003 Plan and will vest over two years, with 25% of each New Option becoming exercisable after each six months of continued service thereafter, regardless of the vesting schedule that was applicable to the Eligible Options tendered for exchange and regardless of whether or not the Eligible Options were fully or partially vested. Vesting will be contingent upon continuous employment with RFMD. The New Options will expire four years from the Grant Date of such New Options (or earlier, in the event of termination of employment). However, the New Options granted to certain executive officers (other than the Named Executive Officers, who are not eligible to participate in the Option Exchange Program) generally will, in the event of the officer’s termination other than for cause, continue to vest pursuant to the same vesting schedule and remain outstanding as if the officer had remained an employee (unless the 2003 Plan administrator determines otherwise).

Method of Exercising New Options.  After the New Options are exercisable, an Eligible Employee may exercise the New Options in accordance with the terms of the 2003 Plan and the Eligible Employee’s New Option agreement through Fidelity Stock Plan Services, the recordkeeper and administrative service provider for the Option Plans, by (i) logging into the Fidelity Stock Plan Services website at www.netbenefits.fidelity.com and following the directions regarding how to exercise a stock option or by calling a Fidelity Stock Plan Services representative at 1-800-544-9354, between the hours of 5:00 P.M. Sunday and Midnight Friday, Eastern Daylight Time, excluding holidays of the New York Stock Exchange, and (a) providing the required information with respect to identity verification, (b) identifying the New Option, and (c) providing the number of whole shares of common stock that the Eligible Employee desires to purchase and the aggregate purchase price to be paid for such shares; (ii) providing us such other documents as we may reasonably request; and (iii) providing payment in full in cash or in such other payment form as is acceptable to us and in accordance with the 2003 Plan and the applicable New Option agreement.

Prohibition Against Transfer, Pledge and Attachment.  Except as may be permitted by the administrator of the 2003 Plan in a manner consistent with the registration provisions of the Securities Act, the New Options, and the rights and privileges conferred by them, are personal to the Eligible Employee and may not be transferred, sold, assigned, pledged, encumbered or hypothecated in any way, and during the Eligible Employee’s lifetime shall be exercisable only by the Eligible Employee. An Eligible Employee may transfer a New Option, and the rights and privileges conferred by it, upon the Eligible Employee’s death, either by will or under the laws of intestate succession. All transferees shall be subject to all of the terms and conditions of the New Options to the same extent as the Eligible Employee.

Adjustments Upon Certain Events.  If the outstanding shares of our common stock are changed by reason of any stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, combination, exchange of shares, liquidation, reclassification of shares or other similar change in capitalization or event affecting the common stock, our 2003 Plan administrator has the authority to appropriately adjust the relevant terms and conditions of outstanding awards.

Unless an individual award agreement provides otherwise and notwithstanding any other provision of the 2003 Plan to the contrary, the 2003 Plan provides that as of the date of a change of control (as defined in the 2003 Plan, as amended June 8, 2009): (a) all options and SARs outstanding will become fully exercisable, whether or not then otherwise exercisable; and (b) any restrictions applicable to any restricted award and any performance award will be deemed to have been met, and awards will become fully vested, earned and payable to the fullest extent of the original award. The 2003 Plan was amended in June 2009 to provide that consummation, rather than shareholder approval, of certain mergers and other significant transactions must occur in order for the award to be eligible for accelerated vesting upon a change of control. The 2003 Plan authorizes the administrator, in the event of a merger, share exchange, reorganization or other business combination affecting the Company or a related entity, to determine that any or all awards will not vest or become exercisable on an accelerated basis, if the Company or the surviving or acquiring corporation takes such action (including but not limited to the assumption of 2003 Plan awards or the grant of substitute awards) which, in the opinion of the 2003 Plan administrator, is equitable or appropriate to protect the rights and interest of participants under the 2003 Plan.

Amendment of 2003 Plan.  Our Board of Directors may amend the 2003 Plan and any award granted under the 2003 Plan at any time; provided, however, that (i) RFMD shareholders must approve such amendment when required by applicable law, rule or regulation; and (ii) amendment or termination of an award shall not, without the consent of a recipient of an award, materially adversely affect the rights of the recipient with respect to an outstanding award.

Rights as Shareholders and Employees.  Eligible Employees have no rights with respect to any of our common stock subject to outstanding options until such shares are issued in accordance with the provisions of the 2003 Plan and the applicable New Option agreement. Nothing in the 2003 Plan confers upon any Eligible Employee any right to continued employment.

Tax Consequences.  U.S. Eligible Employees should refer to Section 13 — “Material Tax Consequences” for a discussion of some of the tax consequences of accepting or rejecting this Offer to tender Eligible Options for cancellation and of the grant of the New Options under this Offer to Exchange. You should consult with your own tax advisor to determine the specific tax consequences of this Offer to you.

Terms of the Offer Specific to Eligible Employees Employed Outside of the United States.  If you are an Eligible Employee employed outside the United States who holds Eligible Options, you are subject to the terms of this Offer as described herein. You should refer to Schedule C — “A Guide to International Issues” for a discussion of certain tax and other consequences of accepting or rejecting the Offer under the law of the country in which you are employed. Schedule C is only a summary of the foreign tax and other consequences of the exchange of Eligible Options under this Offer and is not intended to provide you with any tax advice in connection with this Offer. You should consult with your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this Offer.

Registration of Underlying Shares.  All of the shares of common stock issuable under the 2003 Plan have been or are expected to be registered under the Securities Act, on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all New Options have been or are expected to be registered under the Securities Act. Unless you are considered an “affiliate” of RFMD, you generally will be able to sell your shares underlying your New Options free of any transfer restrictions under applicable U.S. securities laws.

Section 9.  Information Concerning RFMD; Summary Financial Information.

About RFMD

We are a North Carolina corporation incorporated under the laws of the State of North Carolina in 1991 and headquartered at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. Our telephone number is (336) 664-1233. Our website is www.rfmd.com. Information contained on our website is not a part of, and is not incorporated into this Offer. Our filings with the SEC are available without charge on our website as soon as reasonably practicable after filing.

We are a recognized global leader in the design and manufacture of high-performance radio frequency (RF) components and compound semiconductors. Our products enable worldwide mobility, provide enhanced connectivity and support advanced functionality in the cellular handset, wireless infrastructure, wireless local area network (WLAN), cable television (CATV)/broadband and aerospace and defense markets. We are recognized for our diverse portfolio of semiconductor technologies and RF systems expertise and we are a preferred supplier to the world’s leading mobile device, customer premises and communications equipment providers.

Our design and manufacturing expertise encompasses all major applicable semiconductor process technologies, which we access through both internal and external resources. We are the world’s largest manufacturer of gallium arsenide (GaAs)-based compound semiconductors. We access silicon, silicon germanium (SiGe) and other technologies through leading foundries. Our broad design and manufacturing resources enable us to deliver products optimized for performance and cost in order to best meet our customers’ performance, cost and time-to-market requirements.

In fiscal 2009, our Cellular Products Group (CPG) supplied essentially all of the leading handset original equipment manufacturers (OEMs) and original design manufacturers (ODMs). Our customers include Nokia Corporation, Samsung Electronics Co., Ltd., Motorola, Inc., Huawei Technologies Co., Ltd., Sony Ericsson Mobile

Communications and LG Electronics, Inc. We collaborate with leading baseband manufacturers in the design of our CPG products, as their reference designs are utilized by both OEMs and ODMs.

Through our Multi-Market Products Group (MPG) we supply a broad portfolio of RF components that are used in over 30 end-markets. Some of the larger markets include mobile wireless infrastructure networks, WLAN, fixed wireless networks and broadband wireline applications such as coaxial cable and fiber optic networks and CATV set-top boxes. We also supply components to consumer-oriented end markets, including antennae and receivers for satellite radio, tuner-related integrated circuits (ICs) for high definition televisions, and transceiver ICs for use in digital cordless telephones, handsets, wireless speakers, cordless headsets and other personal electronic appliances. Our aerospace and defense (A&D) products include RF components for government, military, avionics, space and homeland security systems. Our MPG serves a very broad and highly diversified set of customers located throughout the world.

During fiscal 2008, we completed two strategic acquisitions. In the third quarter of fiscal 2008, we acquired Sirenza Microdevices, Inc. (Sirenza), which has helped us transition into a highly diversified RF company. In the fourth quarter of fiscal 2008, we acquired Filtronic Compound Semiconductors, Limited (Filtronic) to reduce our GaAs pseudomorphic high electron mobility transistor (pHEMT) sourcing costs, increase our GaAs capacity (with the addition of a high-volume, state-of-the-art GaAs wafer fabrication facility), reduce our capital expenditures and expand our product portfolio of multi-market products. In early fiscal 2009, we completed the acquisition of Universal Microwave Corporation (UMC). UMC designs and manufactures high- performance RF oscillators and synthesizers primarily for point-to-point radios, CATV head-end equipment and military communications radio markets. The acquisitions of Sirenza, Filtronic and UMC further our diversification strategy.

In the first half of fiscal 2009, we announced a strategic restructuring that leverages our leadership in RF components and compound semiconductors. As part of the restructuring, we reduced or eliminated our investments in wireless systems, including cellular transceivers and global positioning systems (GPS) solutions. Further, we announced we would focus on our RF component and compound semiconductor opportunities, including our cellular front ends and other components in CPG and our expanding portfolio of RF components in MPG. We are fully supporting cellular transceivers already in production, and we currently anticipate generating revenue from our cellular transceiver business through fiscal 2011.

In the second half of fiscal 2009, we initiated a separate restructuring to reduce manufacturing capacity and costs and operating expenses, due primarily to lower demand for our products resulting from the global economic slowdown. As part of the restructuring, we decreased our workforce, impaired certain property and equipment and reduced our fixed manufacturing and operating expenses.

The restructuring activities implemented in fiscal 2009 were designed to enable us to deliver sustainable financial results and substantially higher profitability. We currently anticipate annualized manufacturing costs and operating expenses will be reduced by approximately $140.0 million in fiscal 2010 as a result of the fiscal 2009 restructurings.

Financial Information

Attached as Schedule A — “Summary Financial Information” are our summary financial statements. The financial information included in our Annual Report on Form 10-K for the year ended March 28, 2009, is incorporated herein by reference. Please see Section 16 — “Additional Information” of this Offer to Exchange for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Section 10.	Interests of Directors and Officers; Transactions and Arrangements Concerning any Securities of RFMD.

The directors and executive officers of RFMD, their positions and offices held, and their beneficial ownership in our common stock as of July 3, 2009, are set forth in Schedule B — “Information About RFMD Directors and Executive Officers.” Directors and the Named Executive Officers of RFMD are not eligible to participate in this Offer.

Except as set forth below, there are no agreements, understandings, or arrangements, whether or not legally enforceable, between either RFMD, any director, executive officer, or controlling person of RFMD and any director or executive officer of any controlling person, and any other person, with respect to any securities of RFMD:

•	We have entered into stock option, restricted stock award and/or restricted stock unit agreements with each of our directors and executive officers and, consistent with past practice, we expect that our executive officers and directors, as well as many of the Eligible Employees, will receive additional restricted stock awards, restricted stock units and/or stock option grants in the future.

•	Suzanne B. Rudy has entered into an arrangement with a third-party brokerage firm to make sales pursuant to a trading plan that has been structured to comply with Rule 10b5-1 under the Exchange Act.

•	On August 30, 2001, we distributed to each of our shareholders of record, including our executive officers and directors, one Right for each outstanding share of our common stock held by such shareholder. One Right has also been distributed for each share of our common stock issued after August 30, 2001. The Rights are attached to all common stock certificates and no separate Rights Certificates have been or will be distributed until the occurrence of certain events that trigger separation of the Right from each share of our common stock. Each Right entitles the registered holder to purchase from us a unit consisting of one one-thousandth of a share (a “Unit”) of Series A Junior Participating Preferred Stock, no par value, at a purchase price of $180 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of August 10, 2001 between the Company and First Union National Bank, as Rights Agent, which is incorporated herein by reference. The foregoing is qualified in its entirety by reference thereto.

We have not effected any transactions involving Eligible Options or our common stock in the past 60 days before and including July 10, 2009. To our knowledge, there have been no transactions involving Eligible Options or our common stock by any of our directors or executive officers during the past 60 days before and including July 10, 2009, except that William A. Priddy, Jr. purchased 10,000 shares of common stock in a brokerage transaction for $2.10 per share on May 13, 2009.

Section 11.  Status of Eligible Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Eligible Options that we accept for exchange and acquire pursuant to this Offer will be cancelled as of the Closing Date and the shares of common stock subject to them will be returned to the pool of common stock available for future option grants under the 2003 Plan. To the extent such shares are not reserved in connection with this Offer, they will be available for future grants under the 2003 Plan without further shareholder action, except as may be required by applicable law or the rules of the NASDAQ Global Select Market or any other stock exchange or automated quotation system on which our common stock is then quoted or listed.

Under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” the exchange of options in the Offer is treated as a modification of the Eligible Options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered Eligible Options, as well as any incremental compensation cost of the New Options granted in the Offer, ratably over the vesting period of the New Options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each New Option granted to employees in exchange for surrendered Eligible Options, measured as of the Grant Date of the New Options, over the fair value of the surrendered Eligible Options in exchange for the New Options, measured immediately prior to the cancellation. Because the exchange ratios were calculated to result in the fair value of surrendered Eligible Options being equal to or greater than the expected fair value of the New Options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Offer. In the event that any of the New Options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited New Options will not be recognized; however, we will recognize any unamortized compensation expense from the surrendered Eligible Options that would have been recognized under the original vesting schedule.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Offer.

Section 12.  Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Offer. We are not aware of any margin requirements or antitrust laws applicable to this Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept tendered Eligible Options for exchange and to issue New Options for tendered Eligible Options would be subject to obtaining any such governmental approval.

Section 13.  Material Tax Consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options and the grant of New Options pursuant to the Offer. This discussion is based on the Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Employees. If you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term, the information contained in this summary may not be applicable to you.

THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, FOR THE PURPOSE OF (i) AVOIDING ANY PENALTIES UNDER THE INTERNAL REVENUE CODE, OR (ii) PROMOTING, MARKETING OR RECOMMENDING TO ANOTHER PARTY ANY TRANSACTION OR MATTER ADDRESSED IN THIS COMMUNICATION (OR ANY ATTACHMENT). WE ADVISE ALL ELIGIBLE EMPLOYEES WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

We believe that if you exchange your Eligible Options for New Options, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or when the New Options are granted.

Please review the discussion above under “Risk Factors — Tax Related Risks” for information concerning the possibility that, even if you elect not to participate in the exchange, your incentive stock options may be affected.

Incentive Stock Options.  If you surrender Eligible Options that are incentive stock options and those Eligible Options are accepted for exchange, the New Options will be granted as non-qualified stock options.

Non-qualified Stock Options.  Your New Options will be non-qualified stock options regardless of whether your exchanged Eligible Options were incentive or non-qualified stock options. Generally, an Eligible Employee will not recognize ordinary compensation income upon the grant of a non-qualified stock option. However, an Eligible Employee generally will recognize ordinary compensation income upon the exercise of a non-qualified stock option in an amount equal to the excess of the fair market value of the shares acquired through the exercise of the option on the exercise date over the exercise price. Your holding period for the shares acquired through exercise of the option will begin on the date of exercise.

An Eligible Employee will have a tax basis for any shares subject to a non-qualified option equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling shares acquired upon exercise of a non-qualified option, an Eligible Employee generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the shares acquired through exercise of the non-qualified option and the Eligible Employee’s tax basis in such shares. This capital gain or loss will be long-term capital gain or loss if the Eligible Employee has held the shares acquired through exercise of the non-qualified option for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the Eligible Employee has held such shares for a shorter period.

Tax Consequences to Us.  The grant of a stock option by us will have no tax consequences to us. However, subject to Code Section 162(m) and certain reporting requirements, we generally will be entitled to a business-expense deduction upon the exercise of a non-qualified stock option in an amount equal to the amount of ordinary income attributable to an Eligible Employee upon exercise.

Withholding Taxes.  We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a non-qualified stock option by an Eligible Employee who has been employed by us. We will require any such Eligible Employee to make arrangements to satisfy this withholding obligation prior to the delivery of transfer of any certificate for our common stock.

Tax Consequences for Non-U.S. Eligible Employees.  You should refer to Schedule C — “A Guide to International Issues” for a discussion of certain tax and other consequences of accepting or rejecting the Offer under the law of the country in which you are employed. Schedule C is only a summary of the foreign tax and other consequences of the exchange of Eligible Options under this Offer and is not intended to provide you with any tax advice in connection with this Offer. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this Offer.

Section 14.  Extension of Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Employees by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act, as amended. If the Offer is extended, we will provide appropriate notice of the extension no later than 9:00 A.M. Eastern Daylight Time on the next business day following the previously scheduled Closing Date.

We also expressly reserve the right, in our reasonable judgment, prior to the Closing Date, to terminate or amend the Offer upon the occurrence of any of the conditions specified in Section 6 — “Conditions of the Offer,” by disseminating notice of the termination to the Eligible Employees by public announcement, oral or written notice or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 — “Conditions of the Offer,” has occurred or is deemed by us to have occurred, to amend the Offer in any respect. Amendments to the Offer may be made at any time and from time to time. Any notice of such amendment required pursuant to the Offer or applicable law will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change and filed with the SEC as an amendment to the Schedule TO. We have no obligation to publish, advertise or otherwise communicate any such notice except as required or permitted by applicable law.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which a tender or exchange offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the Offer open for at least 10 business days after the date of such notification:

(a) we increase or decrease the amount of consideration offered for the Eligible Options;

(b) we decrease the number of Eligible Options that may be tendered in the Offer; or

(c) we increase the number of Eligible Options that may be tendered in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the Eligible Options that are subject to the Offer immediately prior to the increase.

Section 15.  Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to this Offer to Exchange. You will be responsible for any expenses incurred by you in connection with your election to participate in this Offer to Exchange, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Offer to Exchange.

Section 16.  Additional Information.

With respect to this Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC, before making a decision on whether or not to tender your Eligible Options:

(a) our Annual Report on Form 10-K for the fiscal year ended March 28, 2009, filed with the SEC on May 27, 2009;

(b) our definitive Proxy Statement on Schedule 14A for our annual meeting of shareholders scheduled to be held on July 29, 2009, filed with the SEC on June 18, 2009;

(c) our Registration Statements on Form S-8 (File Nos. 333-31037, 333-93095, 333-74230, 333-102048, 333-107805, 333-127300, 333-136250, 333-147432 and 333-155524);

(d) our Preliminary Communications on Schedule TO-C, filed with the SEC on June 9, 2009, June 18, 2009 and June 26, 2009; and

(e) the descriptions of our securities in our Registration Statements on Forms 8-A, as amended for the purpose of updating such descriptions, filed with the SEC on May 2, 1997, August 14, 2001 and August 1, 2003.

We make available, free of charge through our website (http://www.rfmd.com), our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file these reports with, or furnish them to, the Securities and Exchange Commission (SEC). Information contained on our website is not a part of this Exchange Offer.

We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 8:00 A.M. and 5:00 P.M. Eastern Daylight Time to:

RF Micro Devices, Inc.
7628 Thorndike Road
Greensboro, NC 27409-9421
Attention: Brenda Hatley, Senior Treasury Analyst
Facsimile: (336) 678-0360
E-mail: “Option Exchange Coordinator” (OEC@rfmd.com)
Telephone: (336) 931-7029

In addition, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may also read and copy any documents that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street,

N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room.

The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you. As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, unless we advise you otherwise, you should rely on the statements made in the most recent document.

Section 17.  Forward-Looking Statements.

This Offer to Exchange and our SEC reports referred to above include “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance and reflect our current expectations and projections about our future results, performance, prospects and opportunities. In some cases you can identify forward-looking statements by terms such as “may,” “will,” “plan,” “expects,” “anticipates,” “believes,” “intends,” “predict,” “potential,” “could,” “should” and “estimates” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2009 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, among other things, those listed in our most recently filed Annual Report on Form 10-K for the fiscal year ended March 28, 2009.

We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange or in our Annual Report on Form 10-K. In addition, the safe harbor protections for forward-looking statements contained in the Securities Act and the Exchange Act do not apply to any forward-looking statements we make in connection with the Offer, including forward-looking statements from our Form 10-K which is incorporated herein by reference.

Section 18.  Miscellaneous.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Employees residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

RF Micro Devices, Inc.
July 10, 2009

Schedule A

Summary Financial Information
RF Micro Devices, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 28,	March 29,
	2009	2008
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$172,989	$129,750
Restricted Cash	62	504
Short-term investments	93,527	100,841
Accounts receivable, less allowance of $886 and $797 as of March 28, 2009 and March 29, 2008, respectively	90,231	115,629
Inventories	113,611	190,753
Prepaid expenses	10,885	13,630
Other receivables	9,040	33,110
Other current assets	21,737	37,816

Total current assets	512,082	622,033
Property and equipment:
Land	3,706	3,206
Building	89,541	84,526
Machinery and equipment	526,778	559,385
Leasehold improvements	76,718	108,091
Furniture and fixtures	12,257	13,217
Computer equipment and software	37,267	36,109

	746,267	804,534
Less accumulated depreciation	(435,179)	(421,574)

	311,088	382,960
Construction in progress	4,039	47,277

Total property and equipment, net	315,127	430,237
Goodwill	95,628	701,317
Intangible assets	121,191	205,072
Long-term investments	20,183	26,336
Other non-current assets (amount recorded at fair value is $2,517)	19,079	32,200

Total assets	$1,083,290	$2,017,195

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,745	$78,674
Accrued liabilities	51,259	52,111
Other current liabilities	5,762	4,806

Total current liabilities	103,766	135,591
Long-term debt, net of unamortized discount of $5,858 and $8,664 as of March 28, 2009 and March 29, 2008 respectively	559,529	616,698
No net cost credit line	13,500	—
Other long-term liabilities	42,455	26,269

Total liabilities	719,250	778,558
Commitments and contingent liabilities
Shareholders’ equity:
Preferred stock, no par value; 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 500,000 shares authorized; 264,035 and 260,643 shares issued and outstanding as of March 28, 2009 and March 29, 2008, respectively	958,742	955,390
Additional paid-in capital	170,052	148, 914
Accumulated other comprehensive income, net of tax	169	632
Retained (deficit) earnings	(764,923)	133,701

Total shareholders’ equity	364,040	1,238,637

Total liabilities and shareholders’ equity	$1,083,290	$2,017,195

RF Micro Devices, Inc. and Subsidiaries

Consolidated Statements of Operations

	Fiscal Year
	2009	2008	2007
	(In thousands, except per share data)

Revenue	$886,506	$956,270	$1,023,615
Operating costs and expenses:
Cost of goods sold	669,163	681,314	666,755
Research and development	170,778	207,362	184,979
Marketing and selling	64,946	57,330	53,863
General and administrative	50,352	42,080	37,301
Goodwill Impairment	619,551	—	—
Other operating expense (income)	181,012	19,085	(33,834)

Total operating costs and expenses	1,755,802	1,007,171	909,064

(Loss) income from operations	(869,296)	(50,901)	114,551
Interest expense	(10,165)	(9,960)	(4,583)
Interest income	5,337	29,046	9,305
Impairment of Jazz Semiconductor, Inc. investment	—	—	(33,959)
Gain on retirement of convertible subordinated notes	22,147	—	—
Other (expense) income	(4,538)	3,906	1,085

(Loss) income before income taxes	(856,515)	(27,909)	86,399
Income tax (expense) benefit	(42,109)	33,655	(2,983)

Net (loss) income	$(898,624)	$5,746	$83,416

Net (loss) income per share:
Basic	$(3.42)	$0.03	$0.43

Diluted	$(3.42)	$0.02	$0.39

Shares used in per share calculation:
Basic	262,493	227,270	192,137

Diluted	262,493	230,299	226,513

RF Micro Devices, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity

					Accumulated
			Additional		Other	Retained
	Common Stock		Paid-in	Deferred	Comprehensive	Earnings
	Shares	Amount	Capital	Compensation	Income (Loss)	(Deficit)	Total
	(In thousands)

Balance, April 1, 2006	190,280	$462,696	$107,104	$(12,265)	$355	$41,467	$599,357
Comprehensive income:
Net income	—	—	—	—	—	83,416	83,416
Unrealized loss on marketable securities, net of tax	—	—	—	—	(92)	—	(92)
Foreign currency translation adjustment	—	—	—	—	116	—	116

Total comprehensive income					24	83,416	83,440

Reclassification of deferred compensation in relation to the adoption of SFAS 123(R)	—	—	(12,265)	12,265	—	—	—
Exercise of stock options	3,079	12,838	—	—	—	—	12,838
Issuance of common stock in connection with Employee Stock Purchase Plan	792	4,601	—	—	—	—	4,601
Share-based compensation expense	—	—	19,431	—	—	—	19,431

Balance, March 31, 2007	194,151	$480,135	$114,270	$—	$379	$124,883	$719,667
Comprehensive income:
Net income	—	—	—	—	—	5,746	5,746
Unrealized loss on marketable securities, net of tax	—	—	—	—	(374)	—	(374)
Change in pension liability experience, net of tax	—	—	—	—	291	—	291
Foreign currency translation adjustment	—	—	—	—	336	—	336

Total comprehensive income					253	5,746	5,999

Adjustment for the cumulative effect on prior years of the adoption of Interpretation 48	—	—	—	—	—	3,072	3,072
Exercise of stock options	1,523	2,415	—	—	—	—	2,415
Common stock issued for acquisition of Sirenza	94,005	568,164	—	—	—	—	568,164
Value of options/awards exchanged for acquisition	—	—	9,094	—	—	—	9,094
Equity issuance fees related to acquisition	—	(280)	—	—	—	—	(280)
Issuance of common stock in connection with Employee Stock Purchase Plan	964	3,618	—	—	—	—	3,618
Tax benefit from exercise of stock options	—	—	6,165	—	—	—	6,165
Repurchase and retirement of common stock, including transaction costs	(30,000)	(98,662)	—	—	—	—	(98,662)
Share-based compensation expense	—	—	19,385	—	—	—	19,385

Balance, March 29, 2008	260,643	$955,390	$148,914	$—	$632	$133,701	$1,238,637
Comprehensive loss:
Net loss	—	—	—	—	—	(898,624)	(898,624)
Unrealized loss on marketable securities, net of tax	—	—	—	—	(1,983)	—	(1,983)
Reclassification adjustments on marketable securities, net of tax	—	—	—	—	2,101	—	2,101
Change in pension liability experience, net of tax	—	—	—	—	117	—	117
Foreign currency translation adjustment	—	—	—	—	(698)	—	(698)

Total comprehensive loss					(463)	(898,624)	(899,087)

Exercise of stock options	2,392	1,612	—	—	—	—	1,612
Issuance of common stock in connection with Employee Stock Purchase Plan	1,000	1,740	—	—	—	—	1,740
Share-based compensation expense	—	—	21,138	—	—	—	21,138

Balance, March 28, 2009	264,035	$958,742	$170,052	$—	$169	$(764,923)	$364,040

Book value per share is $0.56(1)

(1)	Book value per share is computed by dividing shareholders’ equity less intangible assets by the number of shares outstanding at March 28, 2009.

RF Micro Devices, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Fiscal Year
	2009	2008	2007
	(In thousands, except per share data)

Operating activities:
Net (loss) income	$(898,624)	$5,746	$83,416
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	85,900	81,991	71,501
Amortization	28,514	15,470	2,830
Investment amortization, net	(505)	(6,356)	(189)
Deferred income taxes	32,036	(37,077)	(1,420)
Excess tax benefit from exercises of stock options	—	(1,419)	—
Gain on sale of substantially all Bluetooth® assets	—	—	(36,378)
Impairment of Jazz Semiconductor, Inc. investment	—	511	33,959
Goodwill impairment	619,551	—	—
Intangible impairment	66,960	1,221	—
Asset impairments (including restructuring impairments)	76,005	—	—
Gain on retirement of convertible subordinated notes	(22,147)	—	—
Acquired in-process research and development cost	1,400	13,860	—
Foreign currency adjustments	3,653	(4,518)	(1,353)
Loss on disposal of assets, net	658	137	1,227
Share-based compensation expense	23,712	19,312	21,163
Changes in operating assets and liabilities:
Accounts receivable	26,774	12,408	13,936
Inventories	75,588	(34,484)	1,914
Prepaid expenses and other current and non-current assets	17,036	3,967	(17,482)
Accounts payable	(32,573)	7,270	(7,185)
Accrued liabilities	(2,913)	(13,317)	8,607
Income taxes payable/recoverable income taxes	4,125	(8,712)	4,449
Other long-term liabilities	7,011	3,885	(554)

Net cash provided by operating activities	112,161	59,895	178,441
Investing activities:
Purchase of available-for-sale securities	(124,501)	(472,659)	(88,443)
Proceeds from maturities of available-for-sale securities	136,142	441,413	67,945
Proceeds from sale of substantially all Bluetooth® assets	—	—	32,616
Purchase of businesses, net of cash received and transaction costs	(23,493)	(285,556)	—
Final retainer received from sale of substantially all Bluetooth® assets	5,850	—	—
Proceeds from working capital refund from Filtronic PLC	3,619	—	—
Proceeds from sale of equity interest in Jazz Semiconductor, Inc.	—	1,690	23,105
Purchase of property and equipment	(46,467)	(122,678)	(106,590)
Purchase of intangibles	(400)	—	—
Proceeds from sale of property and equipment	2,185	204	549

Net cash used in investing activities	(47,065)	(437,586)	(70,818)
Financing activities:
Proceeds from convertible subordinated debt offering, net of discount of $8,250	—	366,750	—
Proceeds from bank loans	—	5,954	—
Proceeds from equipment term loan	—	—	25,000
Debt issuance costs	—	(587)	(210)
Proceeds from the no net cost loan	13,500	—	—
Payment of debt	(4,482)	(4,150)	(2,854)
Excess tax benefit from exercises of stock options	—	1,419	—
Payment of convertible subordinated notes	(32,447)	—	—
Proceeds from exercise of stock options, warrants and employee stock purchases	3,352	6,033	17,439
Share repurchase	—	(98,662)	—
Equity transaction cost	—	(281)	—
Restricted cash	340	(504)	(94)
Repayment of capital lease obligations	(561)	(157)	—

Net cash (used in) provided by financing activities	(20,298)	275,815	39,281
Net increase (decrease) in cash and cash equivalents	44,798	(101,876)	146,904
Cash and cash equivalents at beginning of year	129,750	228,940	81,588
Effect of exchange rate changes on cash	(1,559)	2,686	448

Cash and cash equivalents at end of year	$172,989	$129,750	$228,940

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$7,988	$2,644	$4,706

Cash paid during the year for income taxes	$13,433	$13,272	$5,449

Non-cash investing activities:
Transfer of auction rate securities from available-for-sale to trading securities	$17,143	$—	$—

RF Micro Devices, Inc.

Ratio of Earnings to Fixed Charges

	Fiscal Year Ended
	2009	2008	2007	2006	2005
	(In thousands)
	(Unaudited)

Interest expense	$7,959	$7,732	$3,832	$3,451	$4,870
Interest capitalized	100	737	1,071	—	—
Amortization of discount	2,085	2,097	721	707	1,542
Amortization of issuance costs	121	131	30	30	94
Portion of rent expense representing interest	3,979	3,823	3,651	3,881	4,713

Total fixed charges	$14,244	$14,520	$9,305	$8,069	$11,219
Earnings:
(Loss) income before taxes	(856,515)	(27,909)	86,399	20,211	(65,464)
Fixed charges (per above)	14,244	14,520	9,305	8,069	11,219
Amortization of capitalized interest	247	172	68	—	—
Less capitalized interest	(100)	(737)	(1,071)	—	—
Loss of equity investee	—	—	—	—	1,761

Earnings	$(842,124)	$(13,954)	$94,701	$28,280	$(52,484)
Ratio of earnings to fixed charges	N/M	N/M	10.2	3.5	N/M
Earnings insufficient to cover fixed charges	$(856,515)	$(27,909)	$—	$—	$(65,464)
Operating lease expense	12,059	11,586	11,063	11,761	14,282
Assumed interest component	33%	33%	33%	33%	33%

N/M — not meaningful

Schedule B

Information About RFMD Directors and Executive Officers

The following table sets forth information with respect to the beneficial ownership of the Company’s common stock as of July 3, 2009 by (a) each director, (b) the Named Executive Officers and our other executive officers, and (c) all current directors and executive officers (including the Named Executive Officers) as a group. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of July 3, 2009, and shares of restricted stock that have vested or that will vest within 60 days of July 3, 2009, are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name. The address for all listed directors and executive officers is c/o RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. The Company’s directors and Named Executive Officers are NOT eligible to participate in the Offer. However, since Barry D. Church, Suzanne B. Rudy and James D. Stilson are not Named Executive Officers, they are eligible to participate in the Option Exchange Program.

		Beneficial
		Ownership
		Number of	Percent
Name of Beneficial Owner	Position and Office Held	Shares (1)	of Class

Robert A. Bruggeworth (2)	President, Chief Executive Officer and Director	2,392,066	*
Barry D. Church (3)	Vice President, Corporate Controller and Principal Accounting Officer	179,727	*
Steven E. Creviston (4)	Corporate Vice President and President of Cellular Products Group	1,084,761	*
Daniel A. DiLeo (5)	Director	183,100	*
Jeffery R. Gardner (6)	Director	149,100	*
John R. Harding (7)	Director	121,850
Masood A. Jabbar (8)	Director	16,666
Jerry D. Neal (9)	Executive Vice President of Marketing and Strategic Development	988,888	*
Dr. Albert E. Paladino (10)	Chairman of the Board of Directors	399,768	*
William A. Priddy, Jr. (11)	Chief Financial Officer, Corporate Vice President of Administration and Secretary	1,304,068	*
Casimir S. Skrzypczak (12)	Director	203,438
Suzanne B. Rudy (13)	Vice President, Corporate Treasurer, Compliance Officer and Assistant Secretary	161,165	*
James D. Stilson (14)	Corporate Vice President of Operations	289,446	*
Robert M. Van Buskirk	Corporate Vice President and President of Multi-Markets Group	1,338,665
Erik H. van der Kaay (15)	Director	361,100	*
Walter H. Wilkinson, Jr. (16)	Director	476,592	*
Directors and executive officers as a group (16 persons) (17)		9,650,400	3.48%

*	Indicates less than one percent

B-1

(1)	As noted above, shares of common stock subject to options exercisable within 60 days after July 3, 2009 and shares of restricted stock that have vested or that will vest within 60 days of July 3, 2009 are included.

(2)	Includes 1,809,118 shares of common stock issuable upon the exercise of stock options.

(3)	Includes 140,014 shares of common stock issuable upon the exercise of stock options.

(4)	Includes 711,573 shares of common stock issuable upon the exercise of stock options.

(5)	Includes 183,100 shares of common stock issuable upon the exercise of stock options.

(6)	Includes 143,100 shares of common stock issuable upon the exercise of stock options.

(7)	Includes 121,850 shares of common stock issuable upon the exercise of stock options.

(8)	Includes 16,666 shares of common stock issuable upon the exercise of stock options.

(9)	Includes 835,005 shares of common stock issuable upon the exercise of stock options.

(10)	Includes 274,768 shares of common stock issuable upon the exercise of stock options.

(11)	Includes 824,397 shares of common stock issuable upon the exercise of stock options.

(12)	Includes 157,065 shares of common stock issuable upon the exercise of stock options.

(13)	Includes 135,264 shares of common stock issuable upon the exercise of stock options.

(14)	Includes 144,720 shares of common stock issuable upon the exercise of stock options.

(15)	Includes 273,100 shares of common stock issuable upon the exercise of stock options and 48,000 shares of common stock held by The van der Kaay Trust, as to which Mr. van der Kaay and his spouse, as co-trustees, jointly share voting and dispositive power.

(16)	Includes 283,700 shares of common stock issuable upon the exercise of stock options.

(17)	Includes 6,053,440 shares of common stock issuable upon the exercise of stock options.

B-2

Schedule C

A Guide to International Issues

The following Schedule contains summaries of the tax consequences of the cancellation of Eligible Options in exchange for the grant of New Options for individuals subject to tax in China, Denmark, France, Germany, Japan, Korea, Sweden, Taiwan and the United Kingdom. The summaries are general in nature and do not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor are they intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of a country other than that where you are subject to tax, the information contained in the relevant country tax summary may not be applicable to you. Certain summaries also include other country specific requirements that may affect your participation in the Option Exchange Program.

YOU ARE ADVISED TO SEEK APPROPRIATE PROFESSIONAL ADVICE AS TO HOW THE TAX AND OTHER LAWS IN YOUR COUNTRY APPLY TO YOUR SPECIFIC SITUATION.

By electing to participate in the Option Exchange Program, you agree to and acknowledge the following information:

Nature of Program.  (1) the Option Exchange Program is established voluntarily by RFMD, it is discretionary in nature and it may be extended, modified, suspended or terminated (in accordance with Section 6 — “Conditions of this Offer”) by RFMD at any time, as provided in this Offer; (2) the grant of the right to receive New Options, subject to conditions stated in this Offer, is voluntary and occasional and does not create any contractual or other right to receive future benefits; (3) decisions with respect to future grants of options or other equity awards under any RFMD employee stock plan, if any, will be at the sole discretion of RFMD; (4) your participation in the Option Exchange Program shall not create a right to employment or be interpreted to form an employment agreement with RFMD or its subsidiaries and shall not interfere with our ability to terminate your employment relationship at any time with or without cause; (5) you are voluntarily participating in the Option Exchange Program; (6) the right to receive New Options from RFMD is an extraordinary item and is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits or similar payments; (7) the future value of RFMD common stock is unknown and cannot be predicted; (8) if you terminate employment or are terminated from employment with RFMD or its subsidiaries, your right to exercise the New Options after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any reasonable notice period, except as otherwise required by law; (9) you will not be granted New Options or any compensation in lieu of New Options if you terminate employment or are terminated from employment with RFMD or its subsidiaries prior to the Grant Date; and (10) no claim or entitlement to compensation or damages arises from the termination of the New Options or diminution in value of the New Options or the underlying shares and you irrevocably release RFMD and its subsidiaries from any such claim that may arise.

Responsibility for Taxes.  In certain countries you may be subject to tax as a result of the exchange of an Eligible Option for the grant of a New Option under the Option Exchange Program. Please see the individual country summaries for further information. You are advised to seek professional advice from your personal tax advisor on this issue. If you are subject to tax as a result of your participation in the Option Exchange Program, the following terms will apply to you:

Regardless of any action that RFMD or a subsidiary of RFMD takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the Offer to Exchange, including the cancellation/exchange of Eligible Options (“Applicable Withholdings”), you acknowledge that the ultimate liability for all Applicable Withholdings is and remains your sole responsibility. In that regard, you authorize RFMD and/or its subsidiaries to withhold all Applicable Withholdings legally payable by you from your wages or other cash payment paid to you by RFMD and/or its subsidiaries or ultimately from proceeds of the sale of shares of common stock. Finally, you agree to pay to RFMD or its subsidiary any amount of Applicable

Withholdings that RFMD or its subsidiary may be required to withhold as a result of your participation in the Option Exchange Program if RFMD does not satisfy the Applicable Withholding through other means.

Data Privacy.  You hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, RFMD and its subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Option Exchange Program.

You understand that RFMD and its subsidiaries possess and store certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in RFMD, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Option Exchange Program (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Option Exchange Program, that these third parties may be located in your country of residence or elsewhere, and that the third parties’ country may have different data privacy laws and protections than your country of residence. You understand that you may request a list with the names and addresses of any potential third parties to whom RFMD has transferred the Data by telephone from Brenda Hatley, Senior Treasury Analyst ((336) 931-7029), by facsimile ((336) 678-0360), by e-mail to OEC@rfmd.com or by regular or overnight mail (RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Treasury Department, Option Exchange). You authorize any third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Option Exchange Program, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon exercise of the New Option (if granted). You understand that Data will be stored and possessed only as long as is necessary to implement, administer and manage your participation in the Option Exchange Program. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Treasury Department, Option Exchange. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Option Exchange Program.

ADDENDUM

CHINA
TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential tax consequences of your participation in the Offer with respect to the exchange of your outstanding Eligible Options for New Options, and the tax consequences of the New Options when granted to you. The tax consequences of the Offer are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax and other consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

In addition, this summary is based upon the laws in the People’s Republic of China (the “PRC”), as well as administrative and judicial interpretations of such laws, in effect as of June 1, 2009. If the laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. Also, if you are a citizen or resident of a country other than the PRC, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program.  Because the exchange of your Eligible Options for New Options will not be deemed an exchange of your Eligible Options for consideration, you will not be subject to tax at the time you exchange your Eligible Options for New Options.

New Option.  You will be subject to income tax at the time you exercise your New Option. You will be subject to income tax on the amount equal to (1) the fair market value of the shares at the time you exercise your New Option, less (2) the aggregate exercise price paid for such shares. You may also be subject to social insurance contributions on the value of the shares, depending on the practice and position taken by the local labor and social security bureau having jurisdiction over your employer.

Your employer will withhold and report income tax and social insurance contributions, if required, incurred upon the exercise of your New Option by withholding a sufficient number of shares from the total number of shares that you are otherwise eligible to receive. Your employer may satisfy any additional withholding obligation by withholding from payroll and other amounts payable by your employer to you. Generally, your employer is responsible for withholding and reporting income tax on your employment income and submitting any individual income tax withheld to the local tax bureau on a monthly basis.

If you subsequently sell your shares of stock, you may be subject to income tax on any additional gain realized upon sale of those shares. If the gain is taxable, the income tax will be imposed on the excess of (1) the sale price of the shares, over (2) the fair market value of the shares on the date such shares were issued to you.

Exchange Control.  Under PRC foreign exchange regulations, transactions in excess of US $10,000 require the approval of the State Administration of Foreign Exchange (“SAFE”). Accordingly, if the exercise of your New Option or the subsequent sale of the shares underlying your New Option results in the remittance from or repatriation of proceeds to the PRC, you may be required to obtain approval of the SAFE.

ADDENDUM

DENMARK
TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential tax consequences of your participation in the Offer with respect to the exchange of your outstanding Eligible Options for New Options, and the tax consequences of the New Options when granted to you. The tax consequences of the Offer are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax and other consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the information you may want to consider in making your decision.

In addition, this summary is based upon the laws in Denmark, as well as administrative and judicial interpretations of such laws, in effect as of June 1, 2009. If the laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. Also, if you are a citizen or resident of a country other than Denmark, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program.  You will be subject to income tax at the time you exchange your Eligible Option for a New Option. The income tax will be imposed on the value of the New Option less any amounts paid for the Eligible Option. You also will be subject to social insurance contributions on the value of the New Option less any amounts paid for the Eligible Option.

Your employer will report the value of the New Options to the Danish tax authorities at the time of exchange, but is not required to withhold any income tax or social insurance contributions.

New Options.  You will not be subject to income tax at the time you exercise your New Options. However, if you subsequently sell your shares of stock you will be subject to tax on any gain realized upon sale of those shares. The gains are taxable with an effective tax rate of up to 45% (the rate is decreased to 42% effective in 2010). The gains can be calculated as the difference between the sale price of the shares and the value of the New Options at the time the New Options were granted to you.

Your employer is most likely not obligated to report the exercise of the New Options to the Danish tax authorities or your subsequent disposal of the underlying shares. You will be responsible for reporting and paying any taxes that are due in connection with the disposal of the underlying shares received upon exercise of the New Options.

Your New Options will be granted to you in 2009, and will be subject to the Danish Stock Option Act.

ADDENDUM

FRANCE
TAX TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential tax consequences of your participation in the Offer with respect to the exchange of your outstanding Eligible Options for New Options, and the tax consequences of the New Options when granted to you. The tax consequences of the Offer are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

In addition, this summary is based upon the tax laws in France, as well as administrative and judicial interpretations of such laws, in effect as June 1, 2009. If the tax laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. Also, if you are a citizen or resident of a country other than France, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program.  You will not be subject to tax at the time you exchange your Eligible Option for a New Option.

New Option.  When you exercise your New Options, you will be subject to income tax at a progressive rate (up to 40% for tax year 2009) on the amount equal to (1) the fair market value of the shares at the time you exercise your New Options, less (2) the aggregate exercise price paid for such shares. The profit resulting from the exercise of your New Options will be regarded as an additional salary. You also will be subject to social insurance contributions on the value of those shares and your employer will be subject to the aforesaid contributions. Both of these contributions will be withheld by your employer.

If you receive dividends associated with the underlying shares, you will be subject to French personal income tax at progressive rates (plus additional social taxes at 12.1%) on a basis equal to 60% of their gross value. If you subsequently sell your shares of stock, you will be subject to capital gains tax at an aggregate rate of 30.1%. No tax will be due if the total value of shares sold during that year does not exceed €25,730 (this €25,730 threshold is the threshold applicable for sales of shares during year 2009. Note, however, that for subsequent years, this threshold will be updated each year).

ADDENDUM

GERMANY
TAX TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential tax consequences of your participation in the Offer with respect to the exchange of your outstanding Eligible Options for New Options, and the tax consequences of the New Options when granted to you. We assume for the purposes of this Addendum that you do not hold Eligible Options, the New Options or any shares of the Company as business assets or hold or have the right to acquire 1% or more of the total share capital in the Company. The tax consequences of the Offer are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

In addition, this summary is based upon the tax laws in Germany, as well as administrative and judicial interpretations of such laws, in effect as of June 1, 2009. If the tax laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. Also, if you are a citizen or resident of a country other than Germany, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program.  The cancellation of the outstanding Eligible Options and the grant of the New Options will not trigger German income tax consequences. Please note that a reduction of the strike price, however, will lead to a higher taxable income on the exercise of the New Options as the taxable amount will be the difference between the fair market value of the stock on the date of exercise and the exercise price times the number of stock options exercised.

Grant of New Options

The tax consequences of the grant of New Options under the Option Exchange Program varies according to the following taxable events:

•	Exercise of the New Option

Income tax and (depending on your personal situation) social security contributions are due on the difference between the market value of the shares acquired on exercise and the exercise price paid.

The taxable benefit derived from the option is treated as employment income which is generally taxable at your individual tax rate. However, if the taxable benefit is considered to be a remuneration for a past period, you may be entitled to a break from your tax rate on such income, if the period between grant and exercise of the specific option is more than one year. This would allow you to spread your taxable income derived from the exercise of the share option over a fictitious five-year period in order to assess the applicable tax rate so that you might consequently fall within a lower tax bracket.

Please note that your employer will withhold and report income tax and social insurance contributions incurred upon the exercise of your New Option.

•	Disposal of shares

On exercise of a New Option, the capital gains from the subsequent sale of shares will be subject to the flat rate tax regime. The capital gain (i.e., the difference between the proceeds realized on the sale of the shares and the sum of the price paid to purchase the shares and the amount previously taxed as employment income) will qualify as investment income and will be taxed at a rate of 25% plus a 5.5% solidarity surcharge (overall 26.375%) and, if applicable, church tax. The set-off of losses resulting from the sale of the shares in a stock corporation is restricted to gains resulting from the sale of shares in the same year or in the following years. If the shares are kept in a German custody account, such tax will be levied by way of withholding, otherwise you will have to declare the gains from the sale of shares in your income tax return.

ADDENDUM

JAPAN
TAX TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential tax consequences of your participation in the Offer with respect to the exchange of your outstanding Eligible Options for New Options, and the tax consequences of the New Options when granted to you. The tax consequences of the Offer are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

In addition, this summary is based upon the tax laws in Japan, as well as administrative and judicial interpretations of such laws, in effect as of June 1, 2009. If the tax laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. Also, if you are a citizen or resident of a country other than Japan, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program.  You will not be subject to tax at the time you exchange your Eligible Option for a New Option.

New Option.  You will be subject to income tax at the time you exercise your New Option. You will be subject to income tax on the amount equal to (1) the fair market value of the shares at the time you exercise your New Option, less (2) the aggregate exercise price paid for such shares. You will not be subject to social insurance contributions on the value of the shares.

You may be subject to capital gains tax when you subsequently sell your shares of stock. If the gain is taxable, the tax will be imposed on the excess of (1) the sale price of the shares, over (2) the fair market value of the shares on the date such shares were issued to you at the time you exercise your New Option.

If you are employed by an RFMD subsidiary, your employer will not withhold or report income tax incurred upon the exercise of your New Option, provided that the payment of the benefits obtained upon exercise is made or controlled outside Japan, unless your employer reimburses RFMD for the costs associated with the New Options (i.e., the spread between the fair market value of the shares at the time you exercise your New Option and the aggregate exercise price paid for such shares).

ADDENDUM

KOREA
TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential tax consequences of your participation in the Offer with respect to the exchange of your outstanding Eligible Options for New Options, and the tax consequences of the New Options when granted to you. The tax consequences of the Offer are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax and other consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the information you may want to consider in making your decision.

In addition, this summary is based upon the laws in Korea, as well as administrative and judicial interpretations of such laws, in effect as of June 1, 2009. If the laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate.

This summary is based on the assumption that the New Options are exercised during the term of employment. Otherwise, you are encouraged to talk to your own advisor. Also, if you are a citizen or resident of a country other than Korea, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program.  You will not be subject to tax at the time you exchange your Eligible Options for New Options.

Exercise of New Option.  When you exercise your New Options, you will likely be taxed on the difference between the fair market value of the underlying shares at the time of exercise and the exercise price of the New Option (the “spread”).

The spread will constitute Class B labor income, and you must voluntarily report the spread to the tax authority and pay the gross income tax and the resident tax pursuant to applicable tax rates. If you join a tax association to file the tax report and pay tax, you will receive a tax credit. In this case, the tax association (but not the employer) is required to collect and pay the related tax amount.

In addition, the spread will be subject to social insurance contributions and your employer may be required to withhold such social insurance contributions when you exercise your New Option.

Sale of Shares.  Capital gains realized from your sale of the shares purchased on the exercise of the New Options will be taxed only if you are a resident of Korea with a domicile or temporary domicile in Korea for more than five consecutive years until the day of sale of the stock during the last ten years. You will be taxed on the capital gains for the income tax and the resident tax pursuant to applicable tax rates. The capital gains in the amount of KRW 2,500,000 will be deducted in calculation of the transfer income of the concerned year. If there is any tax paid in foreign countries for the sale of the shares, foreign tax credit will be allowed.

The securities transaction tax will not apply to the disposition of shares acquired pursuant to exercise of the New Options. However, if shares of RFMD will be listed in the Korean stock market, you will be subject to the securities transaction tax.

Exchange Control.  The Option Exchange Program and exercise of the New Options will not be subject to any governmental permit, approval or report. If you purchase foreign currency from a foreign exchange bank in Korea in order to pay the exercise price, you may be required to submit the relevant documents to provide evidence of your reasons for the transaction and the amount for remittance. Exchange control laws also require Korean residents who hold claims exceeding US $500,000 from the sale of shares to collect such claims and bring the proceeds back to Korea within eighteen months of the sale, unless you are exempt from the exchange control laws or the eighteen -month time period is extended by a foreign exchange authority upon application.

ADDENDUM

SWEDEN
TAX TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential tax consequences of your participation in the Offer with respect to the exchange of your outstanding Eligible Options for New Options, and the tax consequences of the New Options when granted to you. The tax consequences of the Offer are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

In addition, this summary is based upon the tax laws in Sweden, as well as administrative and judicial interpretations of such laws, in effect as of June 1, 2009. If the tax laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. Also, if you are a citizen or resident of a country other than Sweden, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program.  You will not be subject to tax at the time you exchange your Eligible Option for a New Option.

New Option.  You will be subject to income tax at the time you exercise your New Option. You will be subject to income tax on the amount equal to (1) the fair market value of the shares at the time you exercise your New Option, less (2) the aggregate exercise price paid for such shares. You also will be subject to social insurance contributions on the value of the shares.

You will be subject to capital gains tax when you subsequently sell your shares of stock. The tax will be imposed on the excess of (1) the sale price of the shares, over (2) the fair market value of the shares on the date such shares were issued to you.

You are required to inform your employer when you exercise your New Option and report the amount of taxable income to your employer, no later than the end of the month following the month during which you exercise your New Option. Your employer will report to the tax authority the income recognized by you on exercise of your New Option. In addition, your employer will withhold income tax and any social insurance contributions due upon exercise of your New Option.

ADDENDUM

TAIWAN
TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential tax and other consequences of your participation in the Offer with respect to the exchange of your outstanding Eligible Options for New Options, and the tax and other consequences of the New Options when granted to you. The tax and other consequences of the Offer are based on complex tax laws and other applicable laws and regulations, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax and other consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the information you may want to consider in making your decision.

In addition, this summary is based upon the laws in the Republic of China (the “R.O.C.”, or Taiwan), as well as administrative and judicial interpretations of such laws, in effect as of June 1, 2009. If the laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. Also, if you are a citizen or resident of a country other than Taiwan, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program.  You will not be subject to tax at the time you exchange your Eligible Options for New Options.

New Option.  When you exercise your New Options, you will be taxed on the difference between the fair market value of the underlying shares at the time of exercise and the exercise price of the New Option. Any disposal of the shares acquired under the 2003 Plan would not be subject to the Securities Transaction Tax of Taiwan.

Your employer is not required to withhold income tax as a result of the Option Exchange Program or in connection with the exercise of the New Option. However, your employer has a reporting obligation to report such taxable income to the Taiwan competent tax authority. Nevertheless, it is your responsibility to report and pay any applicable taxes.

Exchange Control Information.  If you are a Taiwan resident, you may acquire foreign currency and remit the same out of Taiwan up to U.S. $5 million per year. Remittance of funds for the purchase of shares of stock must be made through an authorized foreign exchange bank. You must submit a Foreign Exchange Transaction Form to the remitting bank and supporting documentation to the satisfaction of the remitting bank, if applicable.

Restrictions on Re-Sale.  Under the Securities and Exchange Act of Taiwan, the common stock acquired under the Option Exchange Program shall not be offered, distributed or resold to the public in Taiwan without prior approval from or registration with the competent authority, namely, the Taiwan Financial Supervisory Commission.

ADDENDUM

UNITED KINGDOM
TREATMENT OF
OPTION EXCHANGE PROGRAM AND NEW OPTIONS

Set forth below is a general summary of the potential tax consequences of your participation in the Offer with respect to the exchange of your outstanding Eligible Options for New Options, and the tax consequences of the New Options when granted to you. The tax consequences of the Offer are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax and other consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax and other information you may want to consider in making your decision.

In addition, this summary is based upon the laws in the United Kingdom, as well as administrative and judicial interpretations of such laws, in effect as of June 1, 2009. If the laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. Also, if you are a citizen or resident of a country other than the United Kingdom, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the Offer.

Option Exchange Program.  The only consideration you will receive for the exchange of an Eligible Option will be the grant of a New Option. You will not be subject to tax or national insurance charges as a result of the exchange of an Eligible Option for the grant of a New Option.

New Option.  When you exercise your New Options, you will be taxed on the difference between the fair market value of the underlying shares at the time of exercise and the exercise price of the New Option. In normal circumstances, you will also be subject to national insurance charges on the same amount. However, if you were granted Eligible Options between 6 April 1999 and 19 May 2000 and, prior to 10 August 2001, paid to the HM Revenue & Customs a “special” national insurance charge (calculated by reference to the value of the shares underlying your Eligible Options on 7 November 2000), you will not be liable for further national insurance charges on the exercise of New Options received in exchange for those Eligible Options.

On the exercise of your New Options, RFMD may, if it deems it appropriate to avoid further tax exposure in the future, require you to enter into a joint election with RFMD (or, if different, the related entity of RFMD which is or may be treated as your employer) electing that the market value of the shares to be acquired on the exercise of your New Option be treated as if those shares were not “restricted securities” for the purposes of UK tax legislation. In addition, RFMD will withhold all required taxes from any amount payable in cash with respect to a New Option. Without limitation to the foregoing, such taxes will include UK income tax and national insurance charges collectable through the PAYE and modified PAYE system. Further, RFMD will require any recipient of an award payable in common stock to pay to RFMD the amount of any tax or other amounts required by any governmental authority to be withheld and paid by RFMD to such authority for the account of the recipient. These amounts must be paid in cash or, subject to certain conditions, by an election to withhold shares of common stock to which the recipient would otherwise be entitled. In the case of nonqualified options, participants will be required to indemnify RFMD in respect of 100% of the employer’s secondary national insurance charges arising on the exercise of the option and reference to withholding shall apply to such national insurance charges.

When you sell your shares, you may be subject to capital gains tax, generally calculated with reference to the difference between the sale proceeds and the fair market value of the shares on the date of exercise.